UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Westar Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2012

Dear Fellow Shareholder:

We cordially invite you to the 2012 Annual Meeting of Shareholders of Westar Energy, Inc. The meeting is at 10:00 a.m., Central Daylight Saving Time, on Thursday, May 17, 2012, in the Shawnee Room at the Maner Conference Center located at the southeast corner of 17th Street and Western Avenue in Topeka, Kansas 66612.

At the meeting, we will elect four members of our board of directors and vote on the other matters set forth in the enclosed notice of the meeting and proxy statement. Upon the completion of the business matters to be conducted at the annual meeting, we will report on our business and our plans for the future.

YOUR VOTE IS IMPORTANT. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting, please take time to vote as soon as possible using the voting procedures for the Internet or by telephone or by completing and mailing the enclosed proxy card.

If you plan to attend the meeting, please check the appropriate box on your proxy card so we may plan appropriately.

We extend our thanks for your continued investment in Westar Energy, Inc. and look forward to seeing you at the annual meeting.

Sincerely,

CHARLES Q. CHANDLER IV Chairman of the Board	MARK A. RUELLE President and Chief Executive Officer

HOW TO VOTE

There are four ways you may vote, as explained in the detailed instructions on your proxy card.

•	Internet. Vote via the Internet by following the voting instructions on the proxy card.

•	Telephone. Vote by calling the toll-free number on the proxy card.

•	Proxy Card. Vote by completing and returning your proxy card in the enclosed envelope.

•	In Person at the Annual Meeting. Vote in person by attending the annual meeting.

If you vote on the Internet or by telephone, you do not need to return your proxy card. Please see the enclosed proxy card for more detailed information on how to vote your shares.

HOW TO NOMINATE A DIRECTOR

You may nominate a director at the annual meeting of shareholders and have your nominee’s name included on the ballot distributed at the meeting by providing our Corporate Secretary written notice of your intention to do so within the time limits prescribed in our articles of incorporation. Your notice must include certain information regarding yourself and your nominee, including, among other items, the nominee’s name, address, occupation and qualifications. Please see “Additional Information” below for more information regarding your ability to nominate directors and to bring other business before shareholder meetings.

Additionally, the Nominating and Corporate Governance Committee of our board of directors will consider a candidate for director suggested by a shareholder. Please see “Additional Information” below for more information regarding your ability to submit director candidates to the Nominating and Corporate Governance Committee for its consideration.

ANNUAL MEETING ADMISSION

Either an admission ticket or proof of ownership of Westar Energy stock must be presented in order to be admitted to the annual meeting. You may also be asked to present valid picture identification. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof evidencing your ownership on March 19, 2012 with you to the annual meeting, or you may request an admission ticket in advance by contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com. Each shareholder may be accompanied by one guest.

REDUCE MAILING COSTS

If you share the same last name with other shareholders living in your household, you can help us reduce printing and mailing costs by electing to receive only one copy of our annual report and proxy statement. Please see “Questions and Answers about the Meeting and Voting” below for more information about “householding.” Additionally, shareholders may help us to reduce printing and mailing costs further by electing to access our proxy materials and annual report via the Internet. If you select this option, you will receive information on how to access these materials along with your proxy card. Please indicate your consent to accessing future proxy materials via the Internet by checking the appropriate box on your proxy card or contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.

WESTAR ENERGY, INC.

818 South Kansas Avenue

Topeka, Kansas 66612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m. (Central Daylight Saving Time) on Thursday, May 17, 2012

Place	Shawnee Room at the Maner Conference Center Located at the southeast corner of 17th Street and Western Avenue Topeka, Kansas 66612

Purpose	• To elect four Class I directors to serve for a term of three years

• To provide an advisory vote to approve named executive officer compensation

• To ratify and confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012

• To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting

Record Date	You may vote if you were a shareholder of record on March 19, 2012

Proxy Voting	Your vote is important. You may vote in one of four ways:

• via the Internet using instructions on the proxy card

• by calling the toll-free number on the enclosed proxy card

• by signing, dating and returning your proxy card in the enclosed envelope

• in person by attending the annual meeting

On behalf of the Board of Directors,

Larry D. Irick Vice President, General Counsel and Corporate Secretary

Topeka, Kansas March 30, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To be Held on May 17, 2012.

The Proxy Statement and our Annual Report to Shareholders for the year ended December 31, 2011 that accompany this Notice are available for viewing via the Internet at www.westarenergy.com/proxy.

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PROXY STATEMENT

The board of directors of Westar Energy, Inc. (the “Company”) is soliciting proxies for the 2012 Annual Meeting of Shareholders. This proxy statement and the accompanying proxy card contain information about the items you will vote on at the annual meeting. We intend to begin mailing these documents to shareholders on or about April 5, 2012.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote and how many votes do I have?

Common and preferred shareholders of record at the close of business on March 19, 2012 may vote. As of that date there were outstanding and entitled to vote 126,068,638 shares of our common stock, 121,613 shares of our 4 1/2 % series preferred stock, 54,970 shares of our 4 1/4% series preferred stock and 37,780 shares of our 5% series preferred stock. For each matter presented for vote, you have one vote for each share you own.

How do proxies work?

The board of directors is asking for your proxy. Giving your proxy means you authorize the persons named as proxies to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. If you sign and return the proxy card but do not specify how to vote, the persons named as proxies will vote your shares as follows:

•	for the election of the director nominees;

•	for approval of the advisory vote on executive compensation; and

•	for ratification and confirmation of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

How do I vote?

If you were a shareholder of record on March 19, 2012, there are four ways you may vote, as explained in the detailed instructions on your proxy card. You may:

•	vote via the Internet by following the voting instructions on the proxy card

•	vote by calling the toll-free number on the proxy card

•	vote by completing and returning your proxy card in the enclosed envelope

•	vote in person by attending the annual meeting

Please follow the instructions on the proxy card for voting by one of these methods. Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares. Whether you plan to attend the meeting or not, we encourage you to vote by Internet, telephone or proxy as soon as possible.

Will anyone at the Company know how I vote?

Corporate Election Services, Inc., the independent proxy tabulator we use, counts the votes and acts as the inspector of election for the annual meeting. Your individual vote will be kept confidential from our directors, officers and employees. If you write opinions or comments on your proxy card, a copy of your proxy card, excluding your voting instructions, will be sent to us so that we can respond, if appropriate, to your comment or question.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive proxy materials from them asking how you want to vote. If you participate in our Direct Stock Purchase Plan or our Employees’ 401(k) Savings Plan and the account names are exactly the same on each, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date. If the names on your accounts are different, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.

The proxy card covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, trustee of the Westar Energy, Inc. Employees’ 401(k) Savings Plan. The proxy card, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 P.M. on May 14, 2012, your shares will not be voted.

If you receive more than one proxy card, we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.

Can I change my vote?

You can revoke a proxy before the time for voting at the annual meeting in several ways:

•	by voting again via the Internet or by telephone

•	by mailing a revised proxy card with a more recent date than the prior proxy (we must receive the revised proxy card before the meeting to be effective)

•	by notifying our Corporate Secretary in writing that you are revoking your proxy

You may also revoke your proxy by voting in person at the annual meeting.

Who can attend the annual meeting?

All shareholders who owned shares at the close of business on March 19, 2012, or their duly appointed proxies, may attend the meeting. Each shareholder may be accompanied by one guest. Registration will begin at 8:45 a.m., and seating will begin at 9:00 a.m. If you attend, you may be asked to present valid picture identification, such as a driver’s license or passport. To avoid delays in gaining admittance to the meeting, registered shareholders should bring the “Admission Ticket” found at the top of the proxy card.

Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership on March 19, 2012, and check-in at the registration table at the meeting.

What constitutes a “quorum” for the meeting?

A quorum is necessary to conduct business at the annual meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the meeting. When a routine matter is to be voted upon at the meeting, such as the ratification of our independent registered public accounting firm, we count broker “non-votes” and abstentions as present for purposes of determining whether a quorum is present at the meeting.

What is a broker “non-vote”?

If a broker holds your shares in street name and you fail to provide voting instructions to your broker, the broker has the discretion to vote your shares on routine matters, such as ratification of our independent registered public accounting firm, but not on non-routine matters, such as the election of the director nominees or certain shareholder proposals. Broker “non-votes” on non-routine matters occur when you fail to provide voting instructions to your broker for shares you hold through your broker. As explained below (see, “How many votes are needed?”), broker “non-votes” do not count as votes cast. As a consequence, it is important that you provide voting instructions to your broker for shares you hold through your broker.

How many votes are needed?

Assuming a quorum is present, in an uncontested election, directors are elected by a majority of the votes cast under our majority voting policy. Under our majority voting policy, in an uncontested election, if a director nominee does not receive a majority of the votes cast in the election (that is, the director nominee receives a greater number of “withhold” votes than “for” votes), the director nominee is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and our board of directors. Please see “Corporate Governance Matters—Majority Vote Policy” below for further details on our majority voting policy.

The outcome of the votes on compensation paid by the Company to its named executive officers – see Item 2 – will not be binding on the board of directors. Therefore, there is no “required vote” on these resolutions. The board of directors, in the exercise of its fiduciary duties, will consider the outcome of the advisory vote in determining how to proceed following such vote.

The affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to approve, by an advisory vote, the compensation of our named executive officers (Item 2) and to ratify the selection of the independent accounting firm (Item 3). If you hold your shares in your own name and abstain from voting on these matters, your abstention will have the same effect as a negative vote for Items 2 and 3.

If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker may exercise its discretionary authority to vote your shares regarding Item 3, but cannot exercise its discretionary authority to vote your shares regarding any other item.

Who pays for the solicitation of proxies?

We pay the cost of soliciting proxies. We retained Phoenix Advisory Partners to assist with the solicitation for an estimated fee of $9,500, plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders. In addition to the use of the mail, proxies may be solicited personally or by telephone or electronic media by our employees.

What is “householding”?

Householding is a procedure that permits us, with your prior permission, to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside. Each shareholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as our expenses.

Please contact our Shareholder Services Department at (800) 527-2495 or (785)  575-6394 or by email at shareholders@westarenergy.com for more information on this important shareholder program.

Can I elect to access future proxy materials via the Internet?

Shareholders who receive a printed copy of our proxy materials can help us reduce printing and mailing costs by electing to access future proxy materials and annual reports via the Internet. If you have received a printed copy of our proxy materials, please indicate your consent to accessing our proxy materials and annual reports via the Internet by checking the appropriate box on your proxy card or contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.

ITEM 1 ON THE PROXY CARD

ELECTION OF DIRECTORS

Directors and Nominees for Election as Directors

Our articles of incorporation provide that the board of directors will have no less than seven nor more than fifteen directors, as determined from time to time by the board of directors. Our board of directors currently consists of eleven directors divided into three classes (Class I, Class II and Class III), with the term of office of each class ending in successive years. At each annual meeting of shareholders, the directors constituting one class are elected for a three-year term. The terms of the directors in Class I expire with this meeting.

The board of directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has unanimously nominated Charles Q. Chandler IV, R.A. Edwards III and Sandra A.J. Lawrence for election as Class I directors. In addition, the board of directors has nominated Michael F. Morrissey, currently a Class II director, to be elected as a Class I director, which will enable the board of directors to obtain the benefit of maximizing Mr. Morrissey’s years of service as a director within the constraints of the age restrictions in our bylaws. Each nominee has consented to being named as a nominee and to serve if elected. While it is not expected that any of the nominees will be unable or unwilling to serve, if for any reason one or more are unable or unwilling to do so, the proxies will be voted for substitute nominees selected by our board of directors or the board of directors may reduce the number of directors.

Director Nominees

Set forth below are the names, ages and backgrounds of the three director nominees and the other directors continuing in office, as well as the specific experiences, qualifications, attributes and skills that led our board of directors to conclude that these individuals should serve or continue serving as directors of the Company at this time.

Class I—Term Expiring in 2012

Charles Q. Chandler IV, age 58, has served as our director since December of 1999 and chairman of our board of directors since December of 2002. Mr. Chandler has been president and chief executive officer of INTRUST Bank, N.A. since 1996 and president and chief executive officer of INTRUST Financial Corporation since 1990 and 2009, respectively. Mr. Chandler is also chairman of the board of both INTRUST Bank, N.A. and INTRUST Financial Corporation. Both companies are large regional financial institutions located in Wichita, Kansas. Prior to this time period, Mr. Chandler spent thirteen years in other officer positions within those institutions. Mr. Chandler is also a director of Fidelity State Bank and Trust Company in Topeka, Kansas, First Bank of Newton in Newton, Kansas, HCA Wesley Medical Center in Wichita, Kansas, as well as several non-profit organizations. Mr. Chandler also served previously as a director of the First National Bank of Pratt, Kansas and New Horizons Foundation. Mr. Chandler’s qualifications to serve as our chairman of the board include his extensive leadership experience as a chief executive officer, his financial expertise, and his knowledge of the business community in Wichita, Kansas, the largest city we serve.

R. A. Edwards III, age 66, has served as our director since October of 2001. Mr. Edwards has thirty-seven years of leadership experience with locally-based financial institutions. Mr. Edwards is chairman of the board of First National Bank of Hutchinson and was its president and chief executive officer from 1981 to 2010. Mr. Edwards is also a director and president of First Kansas Bancshares of Hutchinson, the parent corporation of First National Bank of Hutchinson. Mr. Edwards served as vice president of First Kansas Bancshares from 1986 to 2011. Both companies are financial institutions located in Hutchinson, Kansas. Prior to holding these positions, Mr. Edwards spent six years in executive positions with Douglas County Bank, a financial institution located in Lawrence, Kansas, and for which, Mr. Edwards continues to serve as chairman of the board. Mr. Edwards also serves as chairman of the board and a member of the governance committee of Data Center, Inc., a bank technology company located in Hutchinson, Kansas, an advisory director and member of the audit committee of Kansas Natural Gas, a private company located in Hays, Kansas, a director of Mitchelhill Seed

Company, a private company located in Missouri, and a director or trustee of several non-profit organizations and foundations. Mr. Edwards’ qualifications to serve as our director include his substantial leadership experience as a chief executive officer and his financial expertise.

Sandra A.J. Lawrence, age 54, has served as our director since October of 2004. Ms. Lawrence brings thirty-three years of varied business experience to her position as our director. Since December of 2005, Ms. Lawrence has been executive vice president and chief financial officer of Children’s Mercy Hospital located in Kansas City, Missouri. From December of 2004 until March of 2005, Ms. Lawrence was senior vice president and treasurer, and from March of 2005 until December of 2005, she was senior vice president and chief financial officer, of MRI Global (formerly Midwest Research Institute), an independent, non-profit, contract research organization located in Kansas City, Missouri. Prior to that Ms. Lawrence spent twenty-six years in professional or management positions in the architecture, real estate, financial services, shipping, and medical research industries. Ms. Lawrence is a director (and past Chairman of the Board) of the Greater Kansas City Community Foundation, a director of the Kansas BioScience Authority, an organization dedicated to the advancement of Kansas’ leadership in bioscience, a director and member of the audit and investment committees of the Hall Family Foundation, a private charitable organization, and a trustee and member of the investment committee of the Nelson-Atkins Museum, located in Kansas City, Missouri. Ms. Lawrence is also an appointee to the Mayor’s Google Task Force in Kansas City, Missouri. Ms. Lawrence formerly served on The Kansas City Market Board of US Bank, and as a director of Children’s Mercy Hospital, J.E. Dunn Construction Group, Inc., and numerous other private, non-profit and civic organizations. Ms. Lawrence’s qualifications to serve as our director include her substantial financial expertise and her extensive service as a director with public and private organizations.

Standing for Election in Class I

(Currently Class II—Term Expiring in 2013)

Michael F. Morrissey, age 69, has served as our director since April of 2003. Mr. Morrissey retired in September of 1999 after serving seventeen years as a partner of Ernst & Young LLP, an auditing and financial services firm. Prior to that, Mr. Morrissey worked for twelve years for a major accounting firm. Mr. Morrissey has been a Certified Public Accountant since 1972. Mr. Morrissey is a director, chairman of the audit committee and member of the compensation committee of Waddell & Reed Financial, Inc., a financial services company located in Overland Park, Kansas. Mr. Morrissey is also presiding director and chairman of the audit committee of the general partner of Ferrellgas Partners, LP, a propane gas marketing and distribution business located in Overland Park, Kansas. Mr. Morrissey is a director, chairman of the audit committee and member of the investment and executive committees of Blue Cross Blue Shield of Kansas City, an insurance company. Mr. Morrissey is a director and chairman of the audit committee of J.E. Dunn Construction Group, Inc., a private construction business located in Kansas City, Missouri. In addition, Mr. Morrissey is a director of Balance Innovations, Inc., an office management technology company located in Lenexa, Kansas, and a special advisor to the audit committee of the Dairy Farmers of America, a farmer-owned milk marketing cooperative located in Kansas City, Missouri. Mr. Morrissey also serves as a director or trustee for numerous non-profit, civic, and charitable organizations. Mr. Morrissey’s qualifications to serve as our director include his substantial experience as the chairman of the audit committees of public companies, his many years of experience as an audit partner of a major accounting firm, and his extensive experience as a director of other large private and public companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE ABOVE NOMINEES.

Continuing Directors

Class II—Term Expiring in 2013

Richard L. Hawley, age 62, has served as our director since October of 2011. Mr. Hawley has thirty-nine years of business experience, including twelve years as a chief financial officer within the electric and gas utility industries and fourteen years as a partner with an international accounting firm. From December of 2003 until December of 2011, Mr. Hawley was executive vice president and chief financial officer of Nicor Inc. and its regulated natural gas distribution utility subsidiary, Northern Illinois Gas Company, each located in Naperville, Illinois. From 1998 until 2002, Mr. Hawley was vice president and chief financial officer of Puget Energy, Inc. and its regulated electric and natural gas distribution utility subsidiary, Puget Sound Energy, Inc., each located in Bellevue, Washington. Prior to that, Mr. Hawley was an audit partner with Coopers & Lybrand (now PriceWaterhouseCoopers), an international accounting firm, from 1984 to 1998 and he also served in various other positions with that firm from 1973 to 1984. His audit experience included a significant emphasis on utility industry clients. Mr. Hawley is a director, chairman of the audit committee and member of the nominating and corporate governance committee of Fisher Communications, Inc., a media company located in Seattle, Washington. Mr. Hawley’s qualifications to serve as our director include his work experience as a chief financial officer and audit partner, his years of experience within the electric and gas utility industries and his experience as a director of a public company.

B. Anthony Isaac, age 59, has served as our director since December of 2003. Mr. Isaac has thirty-five years of business experience, thirty of which have been spent in leadership positions within the hotel industry. Since 2011, Mr. Isaac has been Senior Vice President and Head of Select Service Strategy and Development of Hyatt Hotels Corporation, a global hotel management, franchising, ownership and development company based in Chicago, Illinois with properties worldwide. From 2000 until 2011, Mr. Isaac was president of LodgeWorks, L.P., a hotel management and development company based in Wichita, Kansas, which was acquired by Hyatt Hotels Corporation in 2011. Prior to 2000, Mr. Isaac held management positions with Wyndham International, Summerfield Hotel Corporation, Residence Inn Company and the Marriott Corporation. Mr. Isaac is currently a director and member of the finance and compensation committees of Via Christi Health System in Wichita, Kansas. Mr. Isaac was formerly chairman of the board and chairman of the compensation and strategic planning committees of The Via Christi Wichita Regional Health Network, a subsidiary of the Via Christi Health System, and a trustee of Wichita Collegiate School, located in Wichita, Kansas. Mr. Isaac’s qualifications to serve as our director include his extensive leadership experience both as the chief executive officer of a privately-held company and as an executive with other large companies in the hotel industry, and his substantial experience with strategic planning and financial matters.

S. Carl Soderstrom, Jr., age 58, has served as our director since July of 2010. Mr. Soderstrom previously served as senior vice president and chief financial officer for ArvinMeritor, an automotive and commercial vehicle components manufacturer based in Troy, Michigan. Mr. Soderstrom brings twenty-five years of experience in operations, finance, engineering and product development in the automotive and manufacturing industries to our board of directors. Mr. Soderstrom’s experience includes executive and management positions at Rockwell Automotive, General Electric Company, and Emerson Electric. Mr. Soderstrom is a director, chairman of the audit committee and member of the nominating and corporate governance and strategy and growth committees of FreightCar America, Inc., a railcar manufacturing company located in Chicago, Illinois. Mr. Soderstrom is also a director, chairman of the corporate governance committee and member of the audit review committee of Lydall, Inc., a technology and manufacturing company headquartered in Manchester, Connecticut. Mr. Soderstom’s qualifications to serve as our director include his substantial financial expertise, his operations and engineering knowledge from his experience at other large public companies, and his substantial experience serving as a director of other public companies.

Class III—Term Expiring in 2014

Mollie H. Carter, age 49, has served as our director since June of 2003. Ms. Carter has twenty-five years of business experience, including sixteen years as a chief executive of a locally based financial institution. Ms. Carter has been president and chief executive officer of Sunflower Bank, N.A. since 2005, and of its holding company, Sunflower Financial, Inc. (formerly Sunflower Banks, Inc.), since 1996. Ms. Carter is also a director of Sunflower Financial, Inc. and chairman of the board of Sunflower Bank, N.A. These entities are family owned financial institutions located in Salina, Kansas. Ms. Carter is also vice president of Star A, Inc., a position she has held since 1997. Star A, Inc. is a family owned company with Kansas agricultural and other investment interests. Prior to holding these positions, Ms. Carter served ten years as a senior investment officer for John Hancock Mutual Life Insurance Company. In addition, Ms. Carter has served as a director of Archer-Daniels-Midland

Company since 1996 and is the lead director of that board of directors and a member of its executive and compensation committees, and she previously served as a director of Premium Standard Farms, Inc., a large processor of pork products. Ms. Carter is also a member of the Kansas Governor’s Council of Economic Advisors, a director of the Greater Salina Community Foundation, a director of the Kansas Health Foundation and she previously served as a director Foley Equipment Company, a private company. Ms. Carter’s qualifications to serve as our director include her substantial leadership experience as a chief executive officer, her financial expertise, and her significant experience serving as a director of a large public company.

Jerry B. Farley, age 65, has served as our director since October of 2004. Mr. Farley has forty years of experience in the administration of the academic, business and fiscal operations of educational institutions. Since 1997, Mr. Farley has been president of Washburn University located in Topeka, Kansas. Prior to that position, Mr. Farley worked in executive positions for the University of Oklahoma and Oklahoma State University. Mr. Farley has also been a Certified Public Accountant since 1972 and, although he has not practiced public accounting, his business responsibilities have included all aspects of financial management and reporting at three large public universities. Mr. Farley is a director and member of the audit, loan and trust committees of CoreFirst Bank and Trust in Topeka, Kansas, and a director and member of the audit and governance committees of The Security Group of Mutual Funds, also located in Topeka, Kansas. Mr. Farley also serves as a director for various non-profit and charitable organizations. Mr. Farley’s qualifications to serve as our director include his substantial leadership experience as the president of a public university, his extensive knowledge of the administration, financial and operational management of large organizations, and his significant experience serving as a director of institutions in the financial industry.

Arthur B. Krause, age 70, has served as our director since June of 2003. Mr. Krause has thirty-six years of business leadership experience. Mr. Krause retired in 2002 as executive vice president and chief financial officer of Sprint Corporation, a global communications company, after serving in that position since 1988. Prior to that, Mr. Krause spent twenty-two years in various management positions within the telecommunications industry. Mr. Krause is a director, chairman of the audit committee and a member of the compensation committee for Inergy GP, LLC, and a director, chairman of the audit committee and member of the compensation committee of Inergy Midstream GP LLC, affiliated companies of a propane gas marketing and distribution business located in Kansas City, Missouri. He was also a director and chairman of the audit and compensation committee of Inergy Holdings GP, LLC, until it merged into Inergy GP, LLC, in 2010. Mr. Krause was formerly a director and chairman of the audit committee of Clockwork Home Services, a private company located in Florida, as well as a director and member of the audit committee of Call-Net Enterprises, Inc., a Canadian telecommunications company. Mr. Krause’s qualifications to serve as our director include his deep financial expertise, his knowledge of operating a business in a similarly regulated industry, and his substantial experience serving as a director of other private and public companies.

Mark A. Ruelle, age 50, has served as our director and president since May of 2011 and as our chief executive officer since August of 2011. Mr. Ruelle brings twenty-five years of business leadership experience to the board of directors. From 2003 to 2011, Mr. Ruelle was our executive vice president and chief financial officer. In that role, he had responsibility for large construction projects, information technology and human resources in addition to accounting, finance and investor relations. Between 1997 and 2002, Mr. Ruelle served in various executive positions at Sierra Pacific Resources, Inc., the owner of the largest electric utilities in Nevada. While there, Mr. Ruelle served four years as senior vice president and chief financial officer and one year as president of its Nevada Power Company unit. From 1986 to 1997, Mr. Ruelle worked for us in various executive positions. Mr. Ruelle was also a director and member of the audit, compensation and nominating and corporate governance committees of US BioEnergy Corporation from 2006 to 2008. Mr. Ruelle currently serves as a director of the Edison Electric Institute, an association of shareholder owned electric companies, as a board member of GO Topeka Economic Partnership, as a trustee for the Boys and Girls Club, a non-profit organization, and as an advisory board member for a privately-held sports apparel concern located in Kansas.

Board of Directors’ Responsibilities

The board of directors’ primary responsibility is to seek to maximize long-term shareholder value. The board of directors selects senior management, monitors management’s and the Company’s performance and provides advice and counsel to management. Among other things, at least annually, the board of directors reviews our business strategy and approves our budget. In fulfilling the board of directors’ responsibilities, directors have full access to management, internal and external auditors and outside advisers.

Corporate Governance Matters

General.    The board of directors and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among the board of directors, management and our shareholders in a manner that benefits the long-term interests of our shareholders. Accordingly, our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements, but also to provide for effective oversight and management of the Company.

The Nominating and Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. The Nominating and Corporate Governance Committee also regularly reviews our corporate governance practices in light of proposed and adopted laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the rules of the Securities and Exchange Commission (“SEC”) and the rules and listing standards of the New York Stock Exchange (“NYSE”).

Corporate Governance Guidelines and Independence.    The board of directors has adopted Corporate Governance Guidelines, which provide a framework for our corporate governance initiatives and cover topics including, but not limited to, board and committee composition, director compensation, and director qualifications. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the board of directors any changes to the Corporate Governance Guidelines. Our Corporate Governance Guidelines are available from our Corporate Secretary and on our Internet website at www.westarenergy.com.

Our Corporate Governance Guidelines require that a majority of the board of directors must meet the independence standards established by the NYSE. The board of directors has determined that each member of the board of directors, except Mr. Ruelle, is independent.

In making that determination, the board of directors applied the independence standards established by the NYSE and, if applicable, the following categorical standards. These categorical standards are included in our Corporate Governance Guidelines and are based on the independence standards established by the NYSE. In addition, the board of directors considered any other relevant facts and circumstances.

Any director who meets the following criteria is presumed to be independent (except for the purpose of serving as a member of the Audit Committee or the Nominating and Corporate Governance Committee) absent an affirmative determination to the contrary by the Nominating and Corporate Governance Committee:

1.	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were less than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year and $1 million.

2.	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year in an amount less than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year and $1 million.

3.	A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were less than the greater of 2% of the law firm’s gross revenues for such fiscal year and $1 million.

4.	A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was less than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year and $1 million.

Certain Relationships with Directors.    In determining that each of the members of our board of directors other than Mr. Ruelle is independent, the board considered and determined that the relationships described below are not material and do not cause the directors to fail to satisfy the standards for independence established by the NYSE. Mr. Chandler holds positions as a director and officer of INTRUST Bank, which has issued a letter of credit related to the workers compensation program for the Wolf Creek nuclear power plant in which we have a 47% ownership interest.

Board Leadership    As set forth in our Corporate Governance Guidelines, the board of directors believes it is important to retain its flexibility to allocate the responsibilities of the offices of the chairman of the board and chief executive officer in any way that is in the best interests of the Company. These roles are currently separate as has been the case since 2003. The board of directors believes that separation provides, at present, the best balance of these important responsibilities with the chairman of the board directing board operations and leading the board in its oversight of management, and the chief executive officer focusing on developing and implementing the strategy approved by the board and managing the Company’s day-to-day business.

Board’s Role in Risk Oversight.    Our board of directors recognizes that it has ultimate responsibility for oversight of the Company’s enterprise risk management practices. This responsibility has not been delegated to one of our standing board committees. Rather, each board committee helps oversee risk in areas over which it has responsibility. Management is responsible for developing and implementing appropriate risk management practices on a day-to-day basis. The full board of directors receives an annual report from management at its December meeting of key risks identified for the following calendar year. Management provides in-depth reports on risks the board of directors indicates it wishes to receive additional information about, as well as other periodic updates on various risks for the Company and the electric utility industry.

Policies and Procedures for Approval of Related Person Transactions.    In February 2007, our board of directors formally adopted a policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which the Company is a participant, any related person has a direct or indirect material interest and the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. There were no related person transactions in 2011. The policy is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com.

Communications with Directors.    You may contact our board of directors, a committee of our board of directors, or an individual director by writing to them at Westar Energy, Inc., 818 S. Kansas Avenue, Topeka, Kansas 66612, Attention: Corporate Secretary. All communications will be compiled by the Corporate Secretary and submitted to the board of directors, the chairman of the appropriate committee of the board of directors or an individual director, as applicable. Communications that are unrelated to the duties and responsibilities of the board of directors will not be distributed to the directors, but will be available to any director upon request. The Corporate Secretary will take additional action or respond to letters in accordance with instructions from the relevant director.

Majority Voting Policy.    In October 2006, our board of directors adopted a majority voting policy, included in our Corporate Governance Guidelines, requiring director nominees to receive a majority of the votes cast (that is, the nominees receive more “for” votes than “withhold” votes) with respect to such director in an uncontested election. If an incumbent director in an uncontested election does not receive a majority of the votes cast, he or she must tender a resignation promptly following certification of the stockholder vote. Our Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration by the board of directors. The board of directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind the decision within 90 days following certification of the stockholder vote. The Nominating and Corporate Governance Committee in making its recommendation, and the board of directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

Any director who tenders his or her resignation pursuant to this policy will not participate in the consideration of it by either the Nominating and Corporate Governance Committee or the board of directors. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. Pursuant to the policy, the board of directors will nominate for directors only individuals who agree to comply with the policy.

Code of Ethics.    We have adopted a code of ethics that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and controller. Our Code of Business Conduct and Ethics is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com. We intend to post on our Internet website any amendments to, or waivers from, our Code of Business Conduct and Ethics that apply to our chief executive officer, chief financial officer or controller within five business days of the date of the amendment or waiver.

Board Meetings and Committees of the Board of Directors

Board Meetings.    Our board of directors held seven regularly scheduled meetings and an annual planning retreat during 2011. Each director attended a minimum of 75% of the total number of board and committee meetings held while he or she served as a director or member of a standing committee in 2011. All of the directors who served on the board at the time of the 2011 Annual Meeting of Shareholders attended the meeting. All directors are expected to attend the 2012 Annual Meeting of Shareholders.

Executive Sessions.    Executive sessions, or meetings of our non-employee directors without management present, are held periodically at regularly scheduled meetings of the board of directors. Each of these sessions is presided over by Mr. Chandler and may be scheduled by any non-management director. Our standing committees also meet periodically in executive sessions presided over by the chairman of the committee.

We have four standing committees of the board of directors: the Audit Committee, the Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter for each committee is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com. The chairman of each committee is recommended by the Nominating and Corporate Governance Committee and approved by the board of directors.

BOARD OF DIRECTORS COMMITTEE ASSIGNMENTS

	Audit Committee		Compensation Committee		Finance Committee		Nominating and Corporate Governance Committee
Number of Meetings Held in 2011	5		10		3		6
Mollie H. Carter			X	*	X
Charles Q. Chandler IV
R.A. Edwards III	X						X
Jerry B. Farley	X						X
Richard L. Hawley	X		X
B. Anthony Isaac			X		X
Arthur B. Krause	X				X	*
Sandra A.J. Lawrence			X				X	*
William B. Moore **
Michael F. Morrissey	X	*	X
Mark A. Ruelle ***
S. Carl Soderstrom, Jr.					X		X

*	Chairperson
**	Mr. Moore ceased to be a director on July 31, 2011
***	Mr. Ruelle became a director on May 19, 2011

Audit Committee.    The committee oversees the integrity of our financial statements and the performance of our internal audit and compliance function, reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures, and serves as our “qualified legal compliance committee” and in that role reviews any report made directly, or otherwise made known, to the committee by an attorney representing our company or our subsidiaries of a material violation of federal or state law. The committee has the sole responsibility for the retention, compensation and oversight of the firm of independent registered public accountants that audits our financial statements and for approving non-audit services performed by our independent registered public accountants. The committee reviews with the independent registered public accountants the scope and results of their audits, as well as our accounting procedures, internal controls and accounting and financial reporting policies and practices, and makes reports and recommendations to the board of directors as it deems appropriate. The committee also determines whether management has established a system to promote the accuracy and completeness of our financial statements and other publicly disclosed information. No member of the committee serves on the audit committee of more than three public companies. The authority and responsibilities of the committee are more fully set forth in the Audit Committee Charter.

The chairman of the committee is Mr. Morrissey. The other members of the committee are Mr. Edwards, Mr. Farley, Mr. Hawley and Mr. Krause. The board of directors has determined that each of the members of the committee meets the experience and independence requirements of the rules of the NYSE. The board of directors has determined that at least one member of the committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and has designated Mr. Morrissey as that expert.

Compensation Committee.    The committee determines compensation for our executive officers, including our named executive officers. The committee’s charter directs the committee to:

•

review and approve for our chief executive officer, and all executive officers with policy making responsibilities, his or her annual base salary, annual incentive compensation, long-term incentive compensation, employment, severance and change-in-control agreements, if any, and any other compensation, ongoing perquisites or special benefit items;

•

consider, in determining compensation for each of these officers, corporate and individual goals and objectives relevant to executive compensation, and each officer’s performance in light of these goals and objectives;

•	review, in consultation with our chief executive officer, compensation and benefit policies generally and approve any equity based plans;

•	seek ratification by the board of directors of the committee’s decisions about compensation for these executive officers and the committee’s recommendations with respect to equity based plans;

•	evaluate executive officer performance; and

•	review, in consultation with our chief executive officer, our management succession plans.

The charter vests the committee with sole authority to retain and terminate compensation consultants to assist the committee in evaluating and determining executive compensation and fulfilling its other responsibilities. This includes authority to approve all such consultants’ fees and other retention terms. The charter permits the committee to delegate, to one or more of our officers, the authority to make grants of restricted share units to officers without policy making responsibilities. The charter also permits the committee to delegate its authority generally to subcommittees or to the chairman when the committee deems appropriate and in the best interests of the Company.

The Committee’s charter requires ratification of the Committee’s decisions about compensation for the named executive officers by the full board of directors. To obtain ratification, Ms. Carter reports on the Committee’s decisions, as well as other matters the Committee is addressing, at meetings of the board of directors. She generally reports when the board meets in executive session with only the non-employee directors present. Mr. Chandler excuses Mr. Ruelle when the board is discussing his compensation and at other times that Mr. Chandler considers appropriate so that board members are able to openly discuss officer compensation. A representative of our outside legal counsel for corporate governance matters attends some of these executive sessions. In connection with Ms. Carter’s reports, the board of directors generally receives, or is provided access to, the same market information for compensation of executive officers that is received by the Committee.

Ms. Carter is the chairman of the committee. The other members of the committee are Mr. Hawley, Mr. Isaac, Ms. Lawrence and Mr. Morrissey. Because of their diverse skills and experiences, we believe the committee members are well-qualified to serve on the committee. Ms. Carter previously served on the compensation and succession committee of Archer-Daniels-Midland Company. Ms. Carter, Mr. Hawley, Mr. Isaac and Ms. Lawrence have extensive experience with executive compensation matters as a result of their past and current employment as senior executives of substantial businesses. Mr. Morrissey serves on the compensation committee of Waddell & Reed Financial, Inc. and has extensive experience with accounting and tax issues related to executive compensation as a result of his prior work as a partner of Ernst & Young LLP. More detailed information regarding the committee’s processes and procedures is provided under “Compensation Discussion and Analysis” below.

Finance Committee.    The committee assists us in effectively managing our financial affairs, including the establishment of appropriate capital and operating budgets, financial forecasts and dividend policies. The committee also assists in evaluating financial and other business transactions. The authority and responsibilities of the committee are more fully set forth in the Finance Committee Charter.

The chairman of the committee is Mr. Krause. The other members of the committee are Ms. Carter, Mr. Isaac and Mr. Soderstrom.

Nominating and Corporate Governance Committee.    The committee identifies, reviews and recommends nominees for election to our board of directors, recommends directors for appointment to committees, recommends procedures through which director independence may be determined, oversees the evaluation of director performance and compensation, develops and recommends corporate governance guidelines to the board of directors and oversees compliance with our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. The authority and responsibilities of the committee are more fully set forth in the Nominating and Corporate Governance Committee Charter.

The committee considers many attributes in evaluating prospective candidates or current directors for nomination or re-nomination to the board of directors including, among others, experience as a chief executive officer, utility or regulated industries experience, financial or accounting skills or oversight experience, legislative or regulatory experience, other public company experience, and involvement in community affairs. The committee periodically assesses the current composition of the board of directors and whether the background, knowledge, experience and diversity of the current members are sufficient to effectively oversee our affairs. To assist in this assessment, the Committee maintains an inventory of the competencies and qualifications of each director. In light of this assessment the committee considers the personal characteristics and background of prospective candidates or current directors, including, among other factors, their character, reputation for personal integrity and adherence to the highest ethical standards, business acumen and judgment and senior leadership experience with a record of increasing levels of responsibility in business or industry. The prior performance of current directors is considered when evaluating them for re-election.

Although the committee does not have a formal policy with respect to director diversity, the committee recognizes that a board with a diverse set of skills, experiences, specialized knowledge and perspectives will enhance the quality of the board’s deliberations and decisions and best serve the interests of our shareholders, customers, employees and other constituencies. In evaluating the board’s diversity, the committee may consider the board’s diversity in its broadest sense, reflecting, but not limited to, age, geography, gender and ethnicity.

The committee may employ an executive search firm from time to time to assist in the identification and recruitment of new directors.

The committee will consider a candidate for director suggested by a shareholder by applying the criteria described above and the independence standards attached as Annex A to our Corporate Governance Guidelines. If nominated, we will identify the candidate and the shareholder (or group of shareholders) recommending the candidate in our next proxy statement. If a shareholder wishes the committee to consider an individual as a candidate for election to the board of directors, the shareholder must submit a proper and timely request as specified in the “Submitting Director Recommendations to the Nominating and Corporate Governance Committee” section of this proxy statement.

The chairman of the committee is Ms. Lawrence. The other members of the committee are Mr. Edwards, Mr. Farley and Mr. Soderstrom. The board of directors has determined that each member of the committee is independent, based on our independence standards and those of the NYSE applicable to determining independence for members of an audit committee.

Non-Employee Director Stock Ownership

Non-employee directors are encouraged to own a minimum number of shares of our common stock equal to eight times the $25,000 annual cash retainer earned by non-employee directors (a total of $200,000), divided by the closing price of our common stock on the last trading day of the prior year. For 2011, the minimum number of shares was 7,949 shares, based on the same multiple of the $25,000 annual cash retainer ($200,000), divided by the closing price of our common stock on December 31, 2010 ($25.16). For 2012, the minimum number of shares is 6,949 shares, based on the same multiple of the $25,000 annual cash retainer ($200,000), divided by the closing price of our common stock on December 31, 2011 ($28.78) The minimum number of shares for the chairman of the board is the same as the number of shares for the other non-employee directors irrespective of the larger stock award made to the chairman of the board. Non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first five years after becoming a director. With the exception of our newest directors, Mr. Hawley and Mr. Soderstrom, all non-employee directors own the minimum number of shares.

We also expect all directors to comply with all federal, state and local laws regarding trading in our securities and disclosing material, non-public information. We have procedures in place to assist directors in complying with these laws.

Board of Directors’ Self-Evaluation

The board of directors conducts a self-evaluation of its performance annually. The evaluation includes a review of the board’s composition, responsibilities, structure, processes and effectiveness. Each committee of the board of directors conducts a similar self-evaluation with respect to such committee.

Director Orientation and Education

Each individual, upon joining the board of directors, is provided with an orientation regarding the role and responsibilities of the board of directors and our business. As part of this orientation, new directors have opportunities to meet with members of our senior management.

The board of directors is also committed to the ongoing education of its members. From time to time, our officers and other managers present and discuss information with the board of directors regarding their respective areas. Moreover, our directors are encouraged to attend annually, and expected to attend no less frequently than every other year, at least one director education program. We reimburse the directors for fees and expenses associated with attending educational programs.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors (the “Committee”) is composed entirely of directors who are independent under the NYSE listing standards. In addition, each member has the accounting or related financial management experience required under the NYSE listing standards. Our board of directors has determined that at least one member of the Committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and has designated Mr. Morrissey as that expert. The Committee operates under a written charter adopted by the board of directors that was last amended by the Committee and approved by the board of directors on December 16, 2009. A copy of the Committee’s charter is available from the Company’s Corporate Secretary and made available on the Company’s Internet website at www.westarenergy.com. As required by the charter, the Committee reviews and reassesses the charter annually and recommends any changes to the board of directors for approval.

During 2011, at each of its regularly scheduled meetings, the Committee met in separate private sessions with the senior members of the Company’s financial management team, the Company’s chief audit executive and the Company’s independent registered public accounting firm. An executive session with only the members of the Committee in attendance was also held at each of these meetings. The Committee’s agenda is established by the Committee’s chairman and the Company’s chief audit executive.

Under the Committee’s charter, the Committee has the responsibility to, among other tasks, monitor and provide oversight of management’s preparation of the Company’s financial statements and management’s performance in establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The Committee also has the responsibility to review the qualifications, independence and performance of the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. This opinion is based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board. During 2011, the Company’s independent registered public accounting firm was Deloitte & Touche LLP.

In performing its functions, the Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to it by the Company’s independent registered public accounting firm in its report. Accordingly, the oversight provided by the Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting by the independent registered public accounting firm has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

In fulfilling its responsibilities for the year ended December 31, 2011, the Committee has met with the Company’s management, the Company’s chief audit executive and the Company’s independent registered public accounting firm to review the audited financial statements that are included in the Annual Report on Form 10-K for the year ended December 31, 2011, including a discussion of the reasonableness of significant accounting judgments and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function.

The Committee and members of the Company’s management discussed with the independent registered public accounting firm matters required to be discussed by the auditor with the Committee and others charged with governance responsibilities under Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), and other regulations. The Committee received and discussed with the independent registered public accounting firm its annual written report on the auditor’s independence from the

Company and its management, which is required by applicable requirements of the Public Company Accounting Oversight Board, regarding the firm’s communications with the Committee concerning independence. The Committee considered whether the non-audit services provided by the independent registered public accounting firm to the Company during 2011 were compatible with the auditor’s independence.

The Committee has appointed Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm and to examine the Company’s financial statements, and those of its subsidiaries, for the year ended December 31, 2012 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012. The Committee’s selection of Deloitte & Touche LLP took into account the Committee’s review of Deloitte & Touche LLP’s qualifications as the independent registered public accounting firm for the Company. In addition, the review included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services. In the Committee’s business judgment, the nature and extent of non-audit services performed by Deloitte & Touche LLP during 2011 did not impair the firm’s independence.

In reliance on the reviews and discussions detailed in this report and the report of the independent registered public accounting firm, the Committee has recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and that such report be filed with the Securities and Exchange Commission.

The Audit Committee

Michael F. Morrissey, Chairman

R.A. Edwards III

Jerry B. Farley

Richard L. Hawley

Arthur B. Krause

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

Certain Beneficial Owners of Common Stock

The following table sets forth certain information regarding beneficial ownership of our common stock on February 15, 2012 by each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	BlackRock, Inc.(2) 40 East 52nd Street, New York, NY 10022	7,368,801	5.85%

(1)	Based on the number of shares of our common stock outstanding on February 15, 2012.

(2)	As reported in a Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc., BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC, and BlackRock International Ltd.

Security Ownership of Management

The following information relating to the ownership of shares of our common stock is furnished with respect to each of our current directors and named executive officers individually, and with respect to our current directors and executive officers as a group, as of February 15, 2012.

	Shares Beneficially Owned(1)		Percent of Class	Restricted Share Units(2)		Total
Outside Directors
Mollie H. Carter	44,311		*	0		44,311
Charles Q. Chandler IV	55,251		*	0		55,251
R.A. Edwards III	71,572	(3)	*	0		71,572
Jerry B. Farley	19,722		*	0		19,722
Richard L. Hawley	6,590		*	0		6,590
B. Anthony Isaac	27,025		*	0		27,025
Arthur B. Krause	23,229	(4)	*	0		23,229
Sandra A.J. Lawrence	25,790		*	0		25,790
Michael F. Morrissey	19,921		*	0		19,921
S. Carl Soderstrom, Jr.	4,937		*	0		4,937

Management
Mark A. Ruelle	74,837	(5)	*	50,630		125,467
William B. Moore **	336,579	(6)	*	0		336,579
Douglas R. Sterbenz	68,649		*	27,750		96,399
Larry D. Irick	54,236		*	14,625		68,861
James J. Ludwig	21,678	(7)	*	13,900		35,578
Anthony D. Somma	10,440		*	12,339		22,779
All directors and executive officers as a group (20 individuals)	968,724	(8)	*	146,958	(9)	1,115,682	(8)(9)

*	Represents less than 1% of our outstanding common stock.

**	Mr. Moore was a director, chief executive officer and president until May 19, 2011 and a director and chief executive officer until his retirement on July 31, 2011.

(1)	Includes beneficially owned shares held in our employee 401(k) savings plans, shares deferred under our Long Term Incentive and Share Award Plan in a stock for compensation program that was discontinued in 2001 and shares deferred under our Non-Employee Director Deferred Compensation Plan. No director or named executive officer owns any of our equity securities other than our common stock.

(2)	While not required to be reported, we include unvested time-based restricted share units held by executive officers because we believe this demonstrates how the interests of our executive officers and shareholders are aligned.

(3)	Includes 2,864 shares of our common stock that are held by Mr. Edwards’ spouse. These shares are not subject to Mr. Edwards’ voting or investment power.

(4)	Includes 4,000 shares of our common stock that are held in a trust of which Mr. Krause and his spouse are the trustees and Mrs. Krause is the beneficiary.

(5)	Includes 23,617 shares held in a trust in the name of Mr. Ruelle’s spouse, of which Mr. Ruelle and his children are beneficiaries.

(6)	Includes 219,484 shares held in a trust of which Mr. Moore and his spouse are co-trustees and beneficiaries.

(7)	Includes 40 shares held by Mr. Ludwig’s son. These shares are not subject to Mr. Ludwig’s voting or investment power.

(8)	Includes 103,957 shares of our common stock held by four other executive officers and shares referred to in items (3) through (7) above.

(9)	Includes 27,714 unvested time-based restricted share units and unvested (but not unearned) performance-based restricted share units held by four other executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section provides a discussion and analysis of our philosophy and objectives for compensation of our named executive officers, the process we utilize when annually reviewing executive compensation, and the elements of our executive compensation program. This discussion is generally applicable to all of our officers. Compensation data for each of our named executive officers appear in the Summary Compensation Table and the other tables appearing immediately after this section.

Executive Summary

Philosophy.    Our executive compensation philosophy is to provide a straightforward executive compensation program providing a total compensation opportunity for our officers, as a group, approximating the market median for officers of peer utilities, to reward company and individual officer performance, and to strongly align the interests of our officers with those of our shareholders.

Our executive compensation program consists of the following primary elements:

•	base salary;

•	long-term incentive compensation in the form of time-based and performance-based restricted share units with three-year vesting and performance measurement periods; and

•

retirement and other benefits made available through our company-wide benefit plans supplemented by a retirement benefit restoration plan that results in officer retirement benefits being calculated on the same basis as retirement benefits for other covered employees.

Features.    Our Compensation Committee (the “Committee”), which administers our executive compensation program, believes the following features of the program are especially important in supporting the program’s philosophy and objectives:

•	market median compensation is based primarily on data obtained by Towers Watson from its annual survey of energy services companies, with the data adjusted for revenues;

•	the reasonableness of the survey data is corroborated by comparing it to compensation data for a peer group used to determine relative total shareholder return;

•	individual officer compensation is set based on individual officer considerations such as performance and experience;

•

the program relies on base salary and long-term incentive compensation and does not provide an annual short-term incentive, which significantly increases the proportion of an officer’s total compensation consisting of long-term incentive compensation;

•

50% of long-term incentive compensation is comprised of performance-based restricted share units with performance and vesting tied to our relative total shareholder return measured over a specified period;

•

performance-based restricted share units pay out above or below the target level, in a range from zero to 200% of the target level, depending upon whether our total shareholder return is above or below the total shareholder return of a peer group measured over the applicable performance period;

•	each officer is required to own shares of our common stock valued at one to five times his or her base salary;

•	officers do not receive any perquisites;

•	officers do not have employment agreements;

•

the change in control agreements with our officers have only “double-trigger” provisions (that is, benefits would be paid under the change in control agreements only if the officer’s employment terminates following the change in control) and payments under these agreements are capped to avoid excise taxes; and

•	the Committee relies on an independent compensation consultant engaged by and reporting directly to the Committee.

Total Shareholder Return Performance.    We delivered strong financial results in 2011 and, for the two-year performance period ended in 2011, total shareholder return was significantly above the median total shareholder return of our peer group. Please see “2010 Approvals” below for a discussion of transition two-year restricted share units approved in 2010 when the current executive compensation program was implemented. As a result, performance-based restricted share units with performance tied to total shareholder return for the 2010 and 2011 transition period paid out at 137.5% of the target level, as shown in the table below. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our 2010 and 2011 Annual Reports on Form 10-K for more detailed descriptions of our financial results for these respective periods.

	Total Shareholder Return Relative to Peer Group	Payout of Performance- Based Restricted Share Units
2010-2011 Target	50th percentile	100% of target
2010-2011 Actual	68.75th percentile	137.5% of target

Compensation Actions Taken During 2011.    The Committee took the following key actions during 2011 with regard to our executive compensation program. Several of the key actions were related to changes in officer responsibilities arising from the decision of Mr. Moore, our chief executive officer, to retire mid-year, and the appointment of Mr. Ruelle, who served as our executive vice president and chief financial officer, first as president and later as chief executive officer immediately following Mr. Moore’s retirement.

•	The Committee, as part of its annual executive compensation review processes:

•	approved modest increases in base salaries for our named executive officers and other officers in February; and

•

approved annual long-term incentive compensation in February for our named executive officers and other officers consisting of 50% time-based and 50% performance-based restricted share units with three-year vesting and performance measurement periods, and with performance measured by our total shareholder return relative to a peer group;

•	Approved adjustments in base salaries and additional long-term incentive compensation for Mr. Ruelle and Mr. Somma in connection with their promotions;

•	Approved the vesting of a prorated number of Mr. Moore’s outstanding restricted share units in connection with his retirement; and

•	Evaluated again and decided not to implement an annual cash short-term incentive for our officers.

Consideration of Results of 2011 Shareholder Advisory Votes.    In May 2011, we provided our shareholders with an advisory vote on the 2010 named executive officer compensation as disclosed in our 2011 annual meeting proxy statement (a “say-on-pay” vote). Approximately 93% of the votes cast, excluding abstentions and broker non-votes, were in favor of the 2010 compensation of our named executive officers. The Committee regarded this result as evidence of strong shareholder support of our executive compensation philosophy and considered the advisory vote as one factor in its decision to continue our current executive compensation program.

In May 2011, we also provided our shareholders with an advisory vote on the frequency with which the “say-on-pay” vote is held. Approximately 83% of the votes cast, excluding abstentions and broker non-votes, were in favor of holding the “say-on-pay” vote annually. Based on the preference indicated by our shareholders, in December 2011 our Board of Directors adopted a policy to hold the “say-on-pay” vote each year at the annual meeting of the shareholders.

Executive Compensation Objectives

In furtherance of our philosophy described above, the principal objectives of our executive compensation program are to:

•	provide a total compensation package that is competitive among our peers and will attract and retain a talented officer team;

•	recognize strong performers;

•	create long-term shareholder value;

•	align our officers’ interests with those of our shareholders;

•	encourage a stable management team; and

•	motivate executives with appropriate incentives.

Overall, our executive compensation program is intended to provide a total compensation opportunity for our officers as a group that approximates the market median compensation opportunity at peer utilities, while also providing the Committee the flexibility to recognize relative individual performance. Because of its focus on stock-based compensation and the creation of long-term shareholder value, the Committee believes this compensation program is especially suited to our mission and business as a regulated electric utility where we believe a long-term perspective should motivate most of our decisions and plans.

Executive Compensation Process

Compensation Program Review.    To ensure that our compensation policies and practices are consistent with our compensation philosophies and objectives, from time to time throughout the year the Committee assesses and analyzes our executive compensation program, including each named executive officer’s compensation. As part of this process, the Committee obtains market information about compensation at other utilities and obtains independent analysis and recommendations on competitive market practices from Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant engaged by and reporting to the Committee.

As a starting point for officer compensation decisions, an aggregate compensation pool for the named executive officers and all of our other officers is determined based on the median level of target annual total compensation in the market data for the comparable positions held by our officers. (See below under “Benchmarking” for a more detailed discussion regarding the market data used and related methodology.) The aggregate pool of restricted share units comprising the long-term incentive is calculated based on the aggregate difference between total compensation and base salary for all officer positions. The Committee provides guidance to management about the size of the aggregate pool for officer base salaries and the amount of annual increases in this pool after the Committee’s review of the market data.

The aggregate compensation pool is allocated among the officers other than our chief executive officer based primarily on the recommendations of our chief executive officer, but subject to review and approval by the Committee of compensation for the named executive officers. For the chief executive officer’s compensation, the Committee develops a range of compensation for the full board of directors to consider in light of the full board’s evaluation of the chief executive officer’s performance. Differences among officers in base salary and target annual total compensation reflect differences in median compensation levels for similar positions at comparably sized utilities, each officer’s experience, the scope of his or her responsibilities, and the Committee’s or the chief executive officer’s subjective evaluation of an officer’s relative contribution, performance and position in our succession plans. Base salary and target annual total compensation may also take into account situations where we have assigned an officer to take on a cross-training assignment.

Without adopting a formal written policy regarding the relationship of compensation among our officers or other employees, in setting base salary and target annual total compensation, the Committee may take into account the appropriateness of the compensation of an individual officer relative to the compensation of our other officers. The Committee is aware that officers may sometimes have substantial duties beyond those duties typically associated with their benchmark position, and while it is not currently the Committee’s practice to adjust compensation for these additional duties, the Committee may in the future decide to make adjustments to compensation that it believes appropriate to compensate officers for duties not associated with benchmark positions.

Benchmarking.    To provide competitive total compensation, the Committee considers national market information about base salaries and other compensation from two sources. The Committee believes it is appropriate to look at national market data because the Committee believes we compete for executive talent on a national basis.

In 2011, the Committee relied principally on market information provided by Towers Watson derived from Towers Watson’s 2010 Energy Services Industry Executive Compensation Database. We refer to this database as the “Towers Watson Database.” The Towers Watson Database is an annual compilation prepared by Towers Watson of compensation for executive officer positions at a broad group of energy and utility companies nationwide. The companies included in the Towers Watson Database are listed on Appendix A to this proxy statement. After discussing each position with management, including the duties and responsibilities associated with each position, Towers Watson obtained data from its database for positions that in its judgment most closely corresponded to the positions held by our officers. Towers Watson then aggregated the data for the identified positions and adjusted it using recognized statistical methods to recognize the different total revenues of the companies in its database as compared to our revenues. The reports provided to the Committee showed market information for base salary and target annual total compensation for each benchmark position at the market median.

As an additional point of reference, the Committee also reviewed data derived by Meridian from the proxy statements for companies in the peer group established by the Committee in 2009, which is used to measure relative total shareholder return for performance-based restricted share units. There was no change in the peer group in 2011. The proxy data was used to compare the compensation levels of our named executive officers against the compensation of corresponding named executive officers of companies in the peer group. This comparison allowed the Committee to evaluate the reasonableness of the survey data and of our compensation program. The Committee may make compensation adjustments based on this comparison. The companies included in this peer group are listed below.

Company	2011 Revenues ($ billions)		Company	2011 Revenues ($ billions)
Alliant Energy Corp.	3.7		NSTAR	2.9
Ameren Corporation	7.5		NV Energy, Inc.	2.9
Avista Corp.	1.6		Pinnacle West Capital Corp.	3.2
Black Hills Corporation	1.3		PNM Resources, Inc.	1.7
Cleco Corporation	1.1		Portland General Electric Company	1.8
DPL, Inc.	1.8	*	TECO Energy, Inc.	3.3
Great Plains Energy, Inc.	2.3		Unisource Energy Corp.	1.5
IDACORP, Inc.	1.0		Wisconsin Energy Corp.	4.5
Northwestern Corp.	1.1
			Peer group median	1.8
			Westar Energy, Inc.	2.2

*	2010 revenues are included because the company was acquired in late 2011 and no 2011 information is available.

Executive Officer Compensation Program Structure

Components.    Our 2011 officer compensation program contained three principal elements.

Program Element	Element Objectives	Element Features

Base Salary	• Provide competitive level of fixed cash compensation • Recognize strong performers

• Targeted in relation to market median reflecting factors unique to each officer’s role and responsibilities

• Adjustments based on subjective evaluation of performance and responsibilities, as well as internal equity

• No short-term incentive

Restricted Share Units	• Create long-term shareholder value • Align compensation with shareholder interests • Promote management team stability • Provide appropriate incentives

• 50-50 allocation of time-based and performance-based restricted share units except for mid-year officer promotions

• Performance-based units pay out based between zero and 200% of target based on relative total shareholder return compared to peer group

Pension and Other Benefits	• Provide competitive total compensation package	• 401(k) plan matching • Group life insurance • Pension plan • Retirement Benefit Restoration Plan

In 2011, additional long-term incentives were approved for Mr. Ruelle and Mr. Somma in connection with their mid-year promotions. These consisted of a greater than fifty percent allocation of time-based restricted share units to transition them to market compensation levels appropriate for their new positions.

Consistent with our compensation philosophy and objectives, a significant portion of our officers’ annual total compensation is at risk. Approximately 70% of the target annual total compensation approved for Mr. Moore in February 2011 was in the form of long-term incentives (time-based and performance-based restricted share units) and tied to the performance of our stock or to our total shareholder return. In the aggregate, approximately 54% of the target annual total compensation approved for our other named executive officers in February 2011 was in the form of these long-term incentives. The following charts indicate the allocation of 2011 target annual total compensation approved in February 2011 between base salary and restricted share units for Mr. Moore and our other named executive officers.

Mr. Ruelle became president on May 19, 2011 and chief executive officer on August 1, 2011. After these appointments and related adjustments in his compensation, approximately 71% of Mr. Ruelle’s target annual total compensation was in the form of such long-term incentives. The following chart indicates the allocation of 2011 target annual total compensation between base salary and restricted share units for Mr. Ruelle.

Base Salary.    Base salary provides our officers competitive fixed cash compensation. While the aggregate amount of the base salaries for all of the officers (named executive officers and all other officers) is targeted at approximately the market median, base salaries for individual officers are set above or below the market median for the reasons discussed above.

The Committee reviews base salaries annually. In February 2011, the Committee considered an adjustment to the compensation of Mr. Moore. Mr. Moore made no recommendation regarding his own compensation. The Towers Watson market information provided to the Committee showed that Mr. Moore’s base salary approved in 2010 was below the market median base salary. The Committee decided to increase Mr. Moore’s base salary from $660,000 to $680,000. The market information that Towers Watson provided to the Committee indicated that after this adjustment, Mr. Moore’s new base salary would be slightly below the market median base salary.

In February 2011, the Committee also approved an aggregate increase in base salaries for our other named executive officers. The approved increase, which was proposed by Mr. Moore, raised the aggregate amount of the base salaries for these officers to approximately the market median. The aggregate increase in base salaries for all officers other than Mr. Moore was approximately 3.5%. These base salary increases reflected the Committee’s objective of providing a competitive executive compensation program in light of prevailing business and economic conditions.

In May 2011, in connection with his appointment as our president, the Committee approved a base salary of $650,000 for Mr. Ruelle. In July 2011, in connection with his appointment as our senior vice president and chief financial officer effective August 1, 2011, the Committee approved a base salary of $255,000 for Mr. Somma. After these adjustments, based on the market information previously provided to the Committee as part of its annual review of base salaries, Mr. Ruelle’s salary was below, and Mr. Somma’s salary was significantly below, the market median base salaries for their respective positions.

Taking into account these adjustments, the following table shows prior base salaries and the new base salaries for the named executive officers as approved by the Committee at various times in 2011.

Name	Prior Base Salary ($)	February 2011 Base Salary ($)	Following Promotions ** ($)
William B. Moore *	660,000	680,000
Mark A. Ruelle	435,000	445,000	650,000
Douglas R. Sterbenz	455,000	465,000
Larry D. Irick	265,000	275,000
James J. Ludwig	255,000	263,000
Anthony D. Somma	—	—	255,000

*	Mr. Moore retired on July 31, 2011

**	There were no changes in the base salaries of the other named executive officers

Annual Cash Incentive.    Though we believe unusual for the utility industry, our executive compensation program does not include an annual cash incentive component. The Committee evaluated the advisability of implementing such a program again at length in 2011, but decided against such action believing that our officers are currently provided an appropriate incentive through the potential for appreciation in the price of our common stock received when restricted share units vest, and the potential for above-target payouts of performance-based restricted share units. The Committee also currently believes the overall compensation program is appropriately performance-based without an annual cash incentive. The Committee may revisit this issue again in the future. Because our executive compensation program does not include an annual cash incentive, total cash compensation for our officers is typically significantly less than the relevant market median of total cash compensation.

Long-Term Incentive Compensation.

Overview.    The Committee approves long-term incentive compensation for our officers and other key employees who we believe are in a position to make positive contributions to our long-term performance and to create shareholder value through the development and execution of our business strategies. For 2011, except for long-term incentives related to the promotions of Mr. Ruelle and Mr. Somma, 50% of the named executive officers’ long-term incentive is in the form of time-based restricted share units and the other 50% is in the form of performance-based restricted share units. Because we do not provide an annual cash incentive, restricted share units make up a larger percentage of the target annual total compensation of our officers than does the long-term incentive compensation component of the target annual total compensation for officers of our peer group.

The Committee believes restricted share units accomplish our executive compensation program objectives because they:

•	align the interests of management directly with those of our shareholders;

•	focus management’s efforts on performance that will create shareholder value and increase the price of our common stock;

•	provide a competitive long-term incentive opportunity; and

•	provide a retention incentive for key employees because they vest over time and will be forfeited in whole or in part if an officer’s employment terminates prior to vesting.

Our time-based restricted share units are designed to provide total compensation below the target market median if our common stock price significantly decreases after approval, but above the target market median if our common stock price significantly increases. The Committee believes this design aligns the interests of officers and shareholders by ensuring that officers will receive compensation lower than the target market median when our shareholders have experienced a decline in our stock price, and, conversely, that officers will receive compensation higher than the target market median only when our shareholders have benefited from appreciation in our stock price. The Committee believes this design also provides an incentive to our officers to continue their employment with us for the duration of the vesting period, thus providing us with continuity and stability of management.

Performance-based restricted share units compensate an officer based on relative total shareholder return, which is a measure of our stock price appreciation and dividend payments relative to those of a peer group. The Committee settled on relative total shareholder return as an appropriate performance measure because this measure focuses our officers on creating long-term shareholder value when developing and implementing strategic plans. The Committee believes that the risk and reward inherent in performance-based restricted share units provides an appropriate incentive for officers to manage the Company in the long-term interests of shareholders without encouraging inappropriate risk taking.

Process for Determining Long-Term Incentives.    Annually, the Committee reviews base salaries and target annual total compensation of our officers. The dollar amount of long-term incentive compensation is target annual total compensation less base salary. To determine the number of restricted share units, we use the average closing price of our common stock for the twenty trading days preceding the first day of the performance period, which customarily has been the first day of the year. Decisions related to the approval of long-term incentives are made independently of announcements of material information or stock price as of any particular date.

Restricted Share Unit Terms.    Each restricted share unit represents the right upon vesting to receive one share of our common stock. Prior to vesting, each time-based restricted share unit gives the holder the right to receive a cash payment equal to each dividend paid on one share of our common stock and which is paid at the same time as our common stock dividend. This right to receive a cash payment is referred to as a dividend equivalent. Dividend equivalents change when we change the dividend paid on our common stock. In the case of performance-based restricted share units, dividend equivalents are only paid following vesting, to the extent vesting actually occurs.

Time-based restricted share units vest in three years based solely on the officer’s continued employment through the vesting date. Performance-based restricted share units vest in three years, subject to satisfaction of performance measures tied to our total shareholder return relative to the total shareholder return for a peer group over the three-year performance period. Total shareholder return is equal to the difference between the value of a share of common stock at the beginning and end of the three-year performance period, plus dividends paid as if reinvested in stock. For this measure, our total shareholder return is compared to total shareholder return of a peer group for the same three-year period. See “Benchmarking” above for a list of the companies included in our peer group. The relative total shareholder return targets, and the corresponding payouts expressed as a percentage of the target number of performance-based restricted share units, are as follows:

Relative TSR Performance	Percentage Payout
90th percentile or above	200%
50th percentile to 90th percentile	100% to 200%
25th percentile to 50th percentile	25% to 100%
Below 25th percentile	0%

Interpolation is used to determine payouts if relative total shareholder return falls between the percentiles shown above.

Vesting of all restricted share units is subject to the officer’s employment with us continuing uninterrupted through the vesting date, except that a prorated portion of the restricted share units will vest on the scheduled vesting date if the officer’s employment terminates as a result of death, disability or retirement. Retirement means termination of an officer’s employment after reaching age 60 and ten years of service. Additionally, in the event of a change in control, all restricted share units will vest as of the date of the change in control. See “Potential Payments Upon Termination or Change In Control” below.

2011 Approvals.    In February 2011 the Committee approved long-term incentives for officers, including the named executive officers. The Towers Watson market information provided to the Committee as part of its annual executive compensation program review showed that Mr. Moore’s target annual total compensation approved in 2010 was below the market median target annual total compensation. The Committee approved target annual total compensation of $2,279,990, which was near the market median. Of this, the target long-term incentive was in the amount of $1,600,000, and was comprised of time-based and performance-based restricted share units, with the terms discussed above.

In February 2011, the Committee approved target annual total compensation and restricted share units for the named executive officers as reflected in the following table:

Name	2011 Target Annual Total Compensation ($)(1)	2011 Time-Based Restricted Share Units	2011 Performance- Based Restricted Share Units (Target)
William B. Moore *	2,279,990	31,771	31,771
Mark A. Ruelle	2,172,000	36,130	24,315
Douglas R. Sterbenz	1,132,270	13,250	13,250
Larry D. Irick	633,800	7,125	7,125
James J. Ludwig	585,300	6,400	6,400

(1)	These amounts consist of base salary plus the value of the target annual long-term incentive. The value of the target annual long-term incentive is calculated using the average closing price of our common stock for the twenty trading days immediately preceding January 1, 2011 of $25.18 per share.

*	Mr. Moore retired on July 31, 2011.

In July 2011, the Committee approved additional long-term incentives for Mr. Ruelle and Mr. Somma in connection with their promotions following the retirement of Mr. Moore. The Committee approved a long-term incentive for Mr. Ruelle consisting of 23,630 time-based restricted share units vesting annually in one-third increments, and 11,815 performance-based restricted share units with a performance period of August 1, 2011 through December 31, 2013, and with the other terms discussed above. The Committee approved a long-term incentive for Mr. Somma consisting of 5,439 time-based restricted share units vesting annually in one-fourth, one-fourth and one-half increments.

2010 Long-Term Incentives.    The Committee implemented the current executive compensation program in 2010 after a comprehensive review of the prior program, which provided a long-term incentive consisting only of time-based restricted share units approved once every three years. As part of the new program implementation, in 2010 the Committee approved one-time, transition restricted share units having two-year vesting and performance measurement periods and comprised of 50% time-based and 50% performance-based restricted share units. The transition restricted share units were designed in part to provide officers a target long-term incentive opportunity in 2011 commensurate with the opportunity provided by the new design of restricted share unit awards that became part of our executive compensation program in 2010. The relative total shareholder return targets for transition restricted share units vesting January 1, 2012, and the corresponding payouts expressed as a percentage of the target number of performance-based restricted share units, are as follows:

Relative TSR Performance	Percentage Payout, Awards Vesting January 1, 2012
75th percentile or above	150%
50th percentile to 75th percentile	100% to 150%
25th percentile to 50th percentile	50% to 100%
Up to 25th percentile	50%

Modification of Mr. Moore’s Restricted Share Units.    In June 2011, the Committee considered matters related to the retirement of Mr. Moore as chief executive officer, including the terms of his outstanding time-based and performance-based restricted share units, which would be forfeited if Mr. Moore had not both reached age 60 and attained 10 years of service at the time of his retirement. Mr. Moore was 59 and had attained more than thirty years of service at that time. Given the strong performance of Mr. Moore as chief executive officer, his valuable efforts to ensure a smooth transition to a new chief executive officer, and the short time before he would reach age 60, the Committee believed it was appropriate to prorate Mr. Moore’s outstanding restricted share units as of his retirement date in a manner consistent with what would have occurred if he had retired at age 60. Therefore, the Committee approved the vesting and payout, upon his retirement on July 31, 2011, of a prorated number of Mr. Moore’s outstanding time-based restricted share units. This resulted in the vesting and payout of 46,681 of Mr. Moore’s 97,371 total outstanding time-based restricted share units (approximately 48%) with the remainder forfeited. In addition, the Committee approved the prorating of the target number of Mr. Moore’s outstanding performance-based restricted share units as of his retirement date, resulting in a new aggregate target of 46,681 performance-based restricted share units, with vesting and payment to be made at the end of the applicable performance period based on total shareholder return for the entire performance period, and with the remainder forfeited.

Pension and Other Benefits

Other Benefit Programs and Perquisites.    Our officers have the opportunity to participate in employee benefit programs available to all of our non-union employees, including the employees’ 401(k) savings plan, medical, dental and life insurance programs, a defined benefit pension plan and assistance with moving expenses in some instances. Additionally, as explained below under “Pension and Retirement Plans,” our officers are eligible to participate in a retirement benefit restoration plan adopted in 2010 that replaces benefits lost under our pension plan because of limitations on benefits imposed by the Internal Revenue Code. Officers, including the named executive officers, do not receive any “perquisites” or special benefits such as car allowances, discretionary allowances, personal expense reimbursements, personal use of aircraft or personal club memberships.

From time to time, the Committee considers one time payments or arrangements, including the accelerated vesting of restricted share units, that it considers appropriate. No such payments or arrangements were made in 2011, except the modification of Mr. Moore’s restricted share units discussed above.

Pension and Retirement Plans.    Our officers, including the named executive officers, participate in the same defined benefit pension plan that we make available to all of our employees.

Our named executive officers also participate in a retirement benefit restoration plan adopted by the Committee and our board of directors in 2010. The plan was adopted because of limitations on benefits imposed by the Internal Revenue Code, and in order to increase the competitiveness of the retirement benefits provided by our executive compensation in comparison to the benefits provided to executive officers of most other utilities including all of the companies in our peer group. As a result of having this plan, the retirement benefits for named executive officers are calculated on the same basis as benefits for other covered employees.

Both Mr. Moore and Mr. Ruelle were officers of our company earlier in their careers, before they left and were later rehired. Mr. Moore and Mr. Ruelle accrued vested benefits for their prior periods of employment under an executive salary continuation plan. These officers are not accruing additional benefits under this plan in connection with their current employment, and none of the other named executive officers are accruing benefits under this plan. During 2011, Mr. Moore received monthly payments of his vested benefits under this plan. In addition, Mr. Moore accrued vested benefits under the Kansas Gas and Electric Company Deferred Compensation Plan for his prior period of employment. Please see “Pension Benefits” below for a more detailed discussion of the benefits provided to Mr. Moore and Mr. Ruelle under these plans. The Committee has not taken into account these benefits related to prior periods of employment in setting current compensation for Mr. Moore or Mr. Ruelle, although the Committee did consider these benefits in its evaluation of the adoption of the retirement benefit restoration plan discussed above and, in Mr. Moore’s case, whether to provide a change in control agreement.

Change in Control Agreements.    Our general philosophy is that an officer at termination of employment should only be paid compensation earned to the date of termination, except in the event of a change in control. The possibility of a change in control can create uncertainty and generate questions among management that may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Committee and the board of directors have taken steps to both minimize the risk that our officers will depart prior to a change in control, and to reinforce and encourage the continued attention and dedication of officers to their assigned duties without distraction in circumstances arising from the possibility of a change in control. The board of directors believes it important, in the event we or our shareholders receive a proposal for transfer of control, that our officers be able to continue their management responsibilities without being influenced by the uncertainties of their personal situations.

The board of directors authorized change in control agreements for all of our officers other than Mr. Moore. The board of directors did not authorize a change in control agreement for Mr. Moore, principally, as discussed above, because he was receiving post-employment benefits from a prior period of employment with us.

The board of directors believes that the payments that could be made under the change in control agreements are reasonable because of the amounts involved and, among other things:

•

no cash payments are made to executive officers unless there is both a change in control and subsequently a qualifying change in employment (this is commonly referred to as a “double-trigger” provision);

•	the agreements provide for a two times payment multiple;

•	if necessary to avoid tax penalties, the payments are reduced to the maximum amount that can be paid without triggering tax penalties;

•	there are no “gross-up” payments to executive officers for taxes they would incur as a result of receiving the change in control payments; and

•	we have the right to terminate the agreements with 180 days notice at any time prior to an event that would lead to a change in control.

Please see “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the terms of the change in control agreements and the amount of the benefits payable to each of our named executive officers in the event of the termination of his employment for various reasons following a change in control.

Deferred Compensation.    We do not currently have a deferred compensation plan for cash compensation paid to any of our officers. However, we have a plan that authorizes the Committee, at its discretion, to permit officers to defer the receipt of shares of common stock that would otherwise be issued upon the vesting of restricted share units, when we would not otherwise be able to take a related tax deduction. Additionally, see the Nonqualified Deferred Compensation table and “Pension Benefits—KGE Deferred Compensation Plan” later in this proxy statement for information about deferrals by Mr. Moore.

Executive Compensation Administration

Compensation Committee.    The Committee assists our board of directors in administering our executive compensation program. The responsibilities assigned to the Committee by its charter are summarized earlier in this proxy statement under the heading “Board Meetings and Committees of the Board of Directors-Compensation Committee.” The Committee meets frequently, both in conjunction with regularly scheduled meetings of the board of directors and in special meetings.

Compensation Consultants.    In order to fulfill its duties, the Committee seeks independent advice from compensation consultants. The Committee has full, independent authority to retain its compensation consultants. The Committee generally looks to consultants for market information rather than recommendations about the amount of compensation for individual officers. The Committee sometimes discusses a project directly with the consultant, and sometimes provides directions to members of management who then work with the consultant and report back to the Committee. In keeping with the Committee’s practice of continuing oversight of our executive compensation program, the compensation consultant is retained throughout the year and typically attends the Committee’s regular and special meetings in person or telephonically.

During 2011, the Committee was assisted by Meridian, its compensation consultant. In 2011, management also worked with Towers Watson (previously Towers Perrin). Prior to its engagement by the Committee in 2010, Meridian had not provided services to the Committee or the Company. In connection with its assignments in 2011, Meridian provided information to the Committee about market compensation practices in the utility industry and made recommendations related to the executive compensation program. Meridian also worked with management to develop market information for the Committee’s review in connection with the Committee’s consideration in February 2011 of adjustments to officer compensation, and its consideration later in the year of adjustments to officer compensation related to changes in officer responsibilities following the retirement of Mr. Moore and the appointment of Mr. Ruelle as chief executive officer. During 2011, Meridian provided no services to us other than advising the committee with respect to executive compensation issues.

Management also worked with Towers Watson to develop market information for the Committee’s review in connection with the Committee’s annual consideration of adjustments to officer compensation. In 2011, management also retained Towers Watson on the Company’s behalf to provide actuarial services for our benefit plans. The Towers Watson data was reviewed by Meridian as the Committee’s independent consultant.

Participation of Executive Officers.    Our officers and members of senior management are involved in various aspects of the Committee’s evaluation and determination of officer compensation. Our chief executive officer makes recommendations to the Committee for the compensation of other officers. Some officers, including our chief executive officer, attend portions of Committee discussions about compensation for officers generally and individual compensation for other officers. As noted above, management may work with compensation consultants to provide information requested by consultants for their reports to the Committee.

Our officers do not work with the board of directors or the Committee in establishing measures or targets that affect their own compensation, although officers did participate in discussions about the performance measures for our performance-based restricted share units. Our officers do not participate in discussions of the Committee or the full board of directors about their own compensation. Further, our officers do not meet with the Committee’s compensation consultants on an individual basis regarding their own compensation.

In the view of the Committee, this involvement by management does not hinder the ability of the Committee to make independent decisions about officer compensation.

Tally Sheets.    The Committee annually reviews a tally sheet for each officer, including each named executive officer, to ensure that the Committee is fully informed about the total compensation and benefits of each officer, including the potential compensation in various scenarios should an officer’s employment be terminated. The tally sheets also help to ensure the Committee is considering all benefits and previously granted restricted share units when making compensation decisions. Each tally sheet is prepared by management with the assistance of our human resources staff and the Committee’s independent compensation consultant and includes a summary of an officer’s compensation including current salary, unvested restricted share units, pension and other benefits.

Other Matters

Stock Ownership Requirements.    Our stock ownership requirements require each officer to own an amount of our common stock having a value equal to a multiple of the officer’s base salary. The multiple ranges from one to five times base salary, depending upon the position of the officer, with a higher requirement for more senior officers. The Committee believes these requirements further align the interests of officers with the interests of our shareholders by ensuring our officers have a significant long-term stake in the Company and are subject to the risks of equity ownership. At the same time, the Committee believes these requirements balance the personal needs of officers to be able to diversify personal assets and investments. We determine whether the requirements have been met using our closing stock price on the last trading day of the immediately preceding calendar year. We expect officers to achieve the applicable ownership requirement, which includes unvested time-based restricted share units but excludes unvested performance-based restricted share units, within five years of their appointment to an officer position.

Each of the named executive officers, with the exception of Mr. Somma, whose requirement increased as a result of his promotion to senior vice president and chief financial officer, has met the current requirements, which are as follows:

Executive Officer	Requirement
Mr. Ruelle and Mr. Moore *	5x
Mr. Sterbenz, Mr. Ludwig and Mr. Somma	3x
Mr. Irick	1x

*	At the time of his retirement, Mr. Moore had met the requirement applicable to his position.

Tax Deductibility of Compensation.    Under Section 162(m) of the Internal Revenue Code, we may not deduct certain forms of compensation in excess of $1 million paid to any named executive officer other than the chief financial officer. Certain performance-based compensation is specifically exempt from the deduction limit. The Committee considers deductibility of compensation for federal income tax purposes in structuring our executive compensation program; however, to maintain flexibility in compensating executive officers in a manner designed to promote our various goals, the Committee may, but does not necessarily, design compensation programs based upon tax consequences. For example, our time-based restricted share units, as currently designed, are not eligible for the performance-based exemption from the Section 162(m) deduction limit. Our performance-based restricted share unit awards are generally intended to be exempt from the deduction limit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Mollie H. Carter, Chairman

Richard L. Hawley

B. Anthony Isaac

Sandra A.J. Lawrence

Michael F. Morrissey

COMPENSATION OF EXECUTIVE OFFICERS

The following tables, narrative and footnotes discuss the compensation for 2009, 2010 and 2011 of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark A. Ruelle * President and Chief Executive Officer	2011	566,085	1,662,010		137,742	12,123	2,377,960
	2010	432,500	2,042,180		142,207	11,776	2,628,663
	2009	420,000	0		31,668	11,787	463,455

William B. Moore * Former President and Chief Executive Officer	2011	393,704	4,605,680	(5)	746,807	11,882	5,758,073
	2010	655,000	4,619,552		636,175	12,120	5,922,847
	2009	630,000	448,500		347,758	12,125	1,438,383

Douglas R. Sterbenz Executive Vice President and Chief Operating Officer	2011	463,519	754,058		283,292	12,271	1,513,140
	2010	451,667	2,042,180		327,993	11,888	2,833,728
	2009	435,000	0		45,315	11,824	492,139

Larry D. Irick Vice President, General Counsel and Corporate Secretary	2011	273,518	405,484		157,391	11,705	848,098
	2010	263,500	1,056,300		130,707	11,632	1,462,139
	2009	252,750	0		62,488	11,678	326,916

James J. Ludwig	2011	261,815	364,224		80,363	11,657	718,059
Executive Vice President, Public Affairs and Consumer Services	2010	253,500	1,056,300		59,746	11,465	1,381,011
	2009	241,000	0		31,939	11,254	284,193

Anthony D. Somma * Senior Vice President, Chief Financial Officer and Treasurer	2011	226,537	334,147		130,393	10,582	701,659
		—	—		—	—	—
		—	—		—	—	—

*	Mr. Moore retired on July 31, 2011. Mr. Ruelle was appointed President on May 19, 2011 and Chief Executive Officer on August 1, 2011. Mr. Somma was appointed Senior Vice President and Chief Financial Officer on August 1, 2011.

(1)	See the Compensation Discussion and Analysis section of this proxy statement above for information about adjustments to base salaries in 2011.

(2)	Amounts reflect the aggregate grant date fair value of time-based restricted share units and performance-based restricted share units approved in 2011, as determined in compliance with Financial Accounting Standards Board Codification Topic 718. For additional information about the assumptions we used in calculating these amounts, see Note 11 in our Notes to Consolidated Financial Statements, Employee Benefit Plans, Stock Based Compensation Plans, found in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference.

Amounts relate to annual long-term incentives approved for all the named executive officers plus additional long-term incentives approved for Mr. Ruelle and Mr. Somma in connection with their promotions. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for additional information about these long-term incentives and their terms, including vesting conditions that must be met for any compensation to be received and, for performance-based restricted share units, their performance measures, the target payout level, and the payout range, which is between zero and 200% of the target level. These amounts do not reflect actual compensation realized by the named executive officers in 2011 and are not a guarantee of the amount that the named executive officers will receive from the long-term incentives. The actual compensation will be based on our common stock price at vesting and the performance level achieved for the applicable performance period.

The grant date fair value for the time-based restricted share units is determined by multiplying the number of restricted share units by the closing stock price on the grant date of the underlying common stock. The grant date fair value for the performance-based restricted share units is based on accounting values of approximately 119% of the target value for the annual long-term incentives and approximately 111% of the target value for the additional August 1, 2011 long-term incentive for Mr. Ruelle. Assuming achievement of the performance goals at the maximum level and the receipt of the maximum number of performance-based restricted share units, the aggregate grant date fair value of the 2011 restricted share units would be: Mr. Ruelle, $2,198,269; Mr. Moore, $2,480,997; Mr. Sterbenz, $1,034,693; Mr. Irick, $556,391; Mr. Ludwig, $499,776; and Mr. Somma, $406,159.

(3)	Amounts reported reflect the aggregate change during 2011 in the actuarial present value of each named executive officer’s accumulated pension benefits. These values do not represent cash received by the named executive officers in the indicated years. The material terms of our pension plans and the assumptions and methods used to determine these amounts are described following the Pension Benefits section of this proxy statement below.

(4)	The following table identifies the amount of each item included in the All Other Compensation column of the Summary Compensation Table with respect to 2011 compensation.

Name	Company Matching 401(k) Plan Contributions ($)	Life Insurance ($) (a)	Discount on Stock for Compensation Program ($) (b)	Taxable Promotional Items ($) (c)	Total ($)
Mark A. Ruelle	11,025	852	—	246	12,123
William B. Moore	11,025	742	—	115	11,882
Douglas R. Sterbenz	11,025	891	—	355	12,271
Larry D. Irick	11,025	519	161	—	11,705
James J. Ludwig	11,025	499	—	133	11,657
Anthony D. Somma	10,194	388	—	—	10,582

(a)	Amounts reflect premiums paid on term life insurance for the benefit of the named executive officers under our group term life insurance plan provided to all non-union employees.

(b)	Amount reflects the value of discounts received by Mr. Irick on shares purchased through the reinvestment of dividends that were paid on deferred shares of our common stock held under a stock for compensation program that was discontinued in 2001.

(c)	Taxable Promotional Items reflects the aggregate value of promotional items received by the named executive officers participating in company-organized events. These items include shirts, jackets, mugs and books.

(5)	Amount reflects the aggregate grant date fair value ($1,808,087) of the annual long-term incentive approved for Mr. Moore in 2011, plus an additional amount ($2,797,593) reported due to the June 2011 modification of all Mr. Moore’s outstanding restricted share units in connection with his retirement. The additional amount of $2,797,593 does not represent additional restricted share units approved for Mr. Moore. This modification allowed him to receive a prorated number of restricted share units based upon employment through his retirement date. Absent this modification, all of Mr. Moore’s outstanding restricted share units would have been forfeited upon his retirement. The additional amount of $2,797,593 represents the fair value of all modified outstanding restricted share units calculated as of the date of the modification. The amounts in this column for 2010 and 2011 also include the original grant date fair value of all of the restricted share units that were modified. See “Compensation Discussion and Analysis—Long-Term Incentives-Modification of Mr. Moore’s Restricted Share Units” for additional information about the modification and the number of restricted share units vested and forfeited.

GRANTS OF PLAN-BASED AWARDS

Annual long-term incentives were approved for each of the named executive officers in 2011 consisting of time-based restricted share units and performance-based restricted share units. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for information about the terms of these restricted share units.

The following table sets forth information about the grants.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)(2)
		Threshold (#)	Target (#)	Maximum (#)
Mark A. Ruelle	02/23/2011				12,500	325,375	(3)
	02/23/2011	0	12,500	25,000		386,000	(3)
	08/01/2011				23,630	611,072	(4)
	08/01/2011	0	11,815	23,630		339,563	(5)

William B. Moore	02/23/2011				31,771	826,999	(3)
	02/23/2011	0	31,771	63,542		981,088	(3)

Douglas R. Sterbenz	02/23/2011				13,250	344,898	(3)
	02/23/2011	0	13,250	26,500		409,160	(3)

Larry D. Irick	02/23/2011				7,125	185,464	(3)
	02/23/2011	0	7,125	14,250		220,020	(3)

James J. Ludwig	02/23/2011				6,400	166,592	(3)
	02/23/2011	0	6,400	12,800		197,632	(3)

Anthony D. Somma	02/23/2011				3,400	88,502	(3)
	02/23/2011	0	3,400	6,800		104,992	(3)
	08/01/2011				5,439	140,653	(6)

(1)	Represents the aggregate grant date fair value of time-based and performance-based restricted share units in 2011, as determined in compliance with Financial Accounting Standings Board Codification 718. See footnote 2 to the Summary Compensation Table for assumptions used in the calculation of these amounts.

(2)	The grant date fair value of time-based restricted share units reported in the All Other Stock Awards column is determined by multiplying the number of restricted share units by our closing stock price on the grant date ($26.03 on February 23, 2011 and $25.86 on August 1, 2011).

(3)	Restricted share units with a three-year vesting period for time-based restricted share units and a three-year performance period for performance-based restricted share units. In June 2011, Mr. Moore’s outstanding restricted share units were modified. See footnote 5 to the Summary Compensation Table above for more information.

(4)	In conjunction with Mr. Ruelle’s appointment as chief executive officer, he received time-based restricted share units that will vest ratably on the anniversary of the grant date over a three-year period.

(5)	In conjunction with Mr. Ruelle’s appointment as chief executive officer, he received performance-based restricted share units with a performance period from August 1, 2011 through December 31, 2013.

(6)	In conjunction with Mr. Somma’s appointment as chief financial officer, he received time-based restricted share units, with 25% of the award vesting on the first and second anniversaries of the grant date and 50% of the award vesting on the third anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information as of December 31, 2011, with regard to unvested restricted share units held by the named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mark A. Ruelle	72,380	2,083,096	92,130	2,651,501
William B. Moore	12,688	365,161	67,986	1,956,637
Douglas R. Sterbenz	49,500	1,424,610	70,000	2,014,600
Larry D. Irick	25,875	744,683	36,750	1,057,665
James J. Ludwig	25,150	723,817	35,300	1,015,934
Anthony D. Somma	17,589	506,211	17,300	497,894

(1)

Represents the number of unvested time-based restricted share units plus the portion of unvested performance-based restricted share units that would vest when the applicable performance measure is up to the 25th percentile. The vesting schedules are shown in the table below.

(2)	Reported market value equals the total number of unvested restricted share units multiplied by our closing stock price on December 30, 2011 of $28.78 per share.

(3)	Represents the maximum possible number of performance-based restricted share units that could be earned. The maximum number is required to be reported because total shareholder return performance in 2011 exceeded target performance. We are unable to predict whether total shareholder return performance for the full performance measurement periods will meet, exceed or fall short of target performance. The target number of unvested performance-based restricted share units and the associated market values would be: Mr. Ruelle, 53,315 share units valued at $1,534,406; Mr. Moore, 46,681 share units valued at $1,343,479; Mr. Sterbenz, 42,250 share units valued at $1,215,955; Mr. Irick, 22,125 share units valued at $636,758; Mr. Ludwig, 21,400 share units valued at $615,892; and Mr. Somma, 10,400 share units valued at $299,312.

As of December 31, 2011, restricted share units that had not vested were subject to the vesting schedule indicated in the following table.

Name	Year of Award	Unvested Share Units (#)(1)	Unearned and Unvested Share Units (#)(2)	Vesting Schedule
Mark A. Ruelle	2010 2010 2011 2011	21,750 14,500 12,500 23,630	14,500 29,000 48,360 0	January 1, 2012 January 1, 2013 January 1, 2014 (3)

William B. Moore	2010 2010 2011	12,688 0 0	25,376 32,924 9,686	January 1, 2012 January 1, 2013 January 1, 2014

Douglas R. Sterbenz	2010 2010 2011	21,750 14,500 13,250	14,500 29,000 26,500	January 1, 2012 January 1, 2013 January 1, 2014

Larry D. Irick	2010 2010 2011	11,250 7,500 7,125	7,500 15,000 14,250	January 1, 2012 January 1, 2013 January 1, 2014

Name	Year of Award	Unvested Share Units (#)(1)	Unearned and Unvested Share Units (#)(2)	Vesting Schedule

James J. Ludwig	2010 2010 2011	11,250 7,500 6,400	7,500 15,000 12,800	January 1, 2012 January 1, 2013 January 1, 2014

Anthony D. Somma	2010 2010 2011 2011	5,250 3,500 3,400 5,439	3,500 7,000 6,800 0	January 1, 2012 January 1, 2013 January 1, 2014 (4)

(1)	Includes time-based restricted share units and the portion of performance-based restricted share units that would vest when the applicable performance measure is up to the 25th percentile.

(2)	Includes the maximum possible number of performance-based restricted share units that may be earned by the named executive officers if the performance criteria are met.

(3)	Time-based restricted share units approved for Mr. Ruelle on August 1, 2011 that will vest ratably in one-third increments on August 1, 2012, August 1, 2013 and August 1, 2014.

(4)	Time-based restricted share units approved for Mr. Somma on August 1, 2011 that will vest in the following increments: 25% on August 1, 2012, 25% on August 1, 2013 and 50% on August 1, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information about the value of shares of our common stock received by the named executive officers as a result of the vesting of restricted share units in 2011.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Ruelle	31,972	804,416
William B. Moore	119,005	3,024,508
Douglas R. Sterbenz	31,972	804,416
Larry D. Irick	16,537	416,071
James J. Ludwig	16,537	416,071
Anthony D. Somma	8,787	221,081

The market value of the shares received by the named executive officers is based on our closing stock price on the date of vesting or the trading day immediately preceding the date of vesting in instances where the date of vesting was not a trading day.

PENSION BENEFITS

The following table sets forth, at December 31, 2011, the present value of accumulated benefits payable to the named executive officers under our pension plan, our Executive Salary Continuation Plan, the Kansas Gas and Electric Company Deferred Compensation Plan and our Retirement Benefit Restoration Plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark A. Ruelle	Retirement Plan (final average earnings)	10.5	125,992	—
	Retirement Plan (cash balance)	9.0	185,588	—
	Executive Salary Continuation Plan	10.5	135,770	—
	Retirement Benefit Restoration Plan	n/a	114,077	—

William B. Moore	Retirement Plan (final average earnings)	22.4	726,197	—
	Retirement Plan (cash balance)	8.6	233,811	—
	Executive Salary Continuation Plan	22.4	2,322,628	150,147
	Retirement Benefit Restoration Plan	n/a	283,503	—
	KGE Deferred Compensation Plan	n/a	2,027,666	—

Douglas R. Sterbenz	Retirement Plan (final average earnings)	14.6	450,654	—
	Retirement Benefit Restoration Plan	n/a	394,645	—

Larry D. Irick	Retirement Plan (final average earnings)	12.6	532,884	—
	Retirement Benefit Restoration Plan	n/a	31,554	—

James J. Ludwig	Retirement Plan (final average earnings)	12.3	213,776	—
	Retirement Plan (cash balance)	9.0	168,768	—
	Retirement Benefit Restoration Plan	n/a	2,285	—

Anthony D. Somma	Retirement Plan (final average earnings)	16.8	405,509

Retirement Plan

The Westar Energy, Inc. Retirement Plan (the “Retirement Plan”) is a broad-based tax-qualified defined benefit pension plan in which generally all of our employees, including the named executive officers, are eligible to participate. Participation is automatic and begins after an eligible employee completes one year of credited service. All of the named executive officers are fully vested in their plan benefits.

The Retirement Plan uses two formulas to calculate benefits, a final average earnings formula for union employees hired prior to January 1, 2012 and non-union employees hired prior to January 1, 2002, and a cash balance formula for union employees hired (or re-hired) after December 31, 2011 and non-union employees hired (or re-hired) after December 31, 2001. “Final average earnings” generally means the average annual earnings of an employee measured over the sixty consecutive months that produce the highest monthly average within one hundred twenty consecutive months immediately preceding the employee’s termination or retirement date. Earnings related to restricted share units and dividend equivalents are not included in the calculation of final average earnings. In 2011, the Internal Revenue Code limited annual compensation that could be used in calculating pension benefits to $245,000.

Mr. Ruelle, Mr. Moore and Mr. Ludwig accrued vested benefits calculated under the final average earnings formula during periods of employment with us (or our subsidiary, Kansas Gas and Electric Company) prior to recommencing employment with us (Mr. Moore rejoined us in December of 2002 and Mr. Ruelle and Mr. Ludwig rejoined us in January of 2003) and also accrued a benefit in 2011 calculated under the cash balance formula as a result of their current employment. Mr. Sterbenz, Mr. Somma and Mr. Irick are accruing benefits calculated under the final average earnings formula as a result of their current employment.

Under the final average earnings formula, the accrued benefit for each non-union plan participant equals:

(1)	1.5% times the participant’s final average earnings plus .4% times the final average earnings in excess of covered compensation (certain wages subject to Social Security taxes) multiplied by credited service up to twenty years; plus

(2)	.8% times the final average earnings plus .4% times the final average earnings in excess of covered compensation multiplied by credited service in excess of 20 years up to a maximum of 35 years.

Pension benefits accrued under the final average earnings formula are calculated as a monthly annuity generally for the participant’s lifetime. The normal form of benefit for a married participant is a 50% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 50% of the reduced payments. Full benefits may be received when a participant reaches retirement age of 62 or age 60 with 35 years of service. Benefits are reduced if a participant elects to receive payments before attaining such age and years of service.

Under the cash balance formula, a bookkeeping account is established for each plan participant and credited with interest and contribution credits. Participants may elect to receive benefits accrued under the cash balance formula either as an annuity or as a lump sum distribution. Interest is credited on a monthly basis during a plan year to each participant’s account using an annual rate of interest determined each December by a plan-specific formula. The formula uses the one-year Treasury Constant Maturities plus 1% and the 30-year Treasury Constant Maturities for the preceding November to determine the new annual rate of interest to be paid for the plan year. The annual interest rates applicable for 2009, 2010 and 2011 were 4.00%, 4.31% and 4.19%, respectively. Contribution credits are determined by multiplying the contribution rate applicable for each participant’s age (based upon the first day of the month) by the participant’s plan earnings for that particular month. The contribution rates are shown in the following table:

Age
Less than 30	4%
30 and above but less than 35	5%
35 and above but less than 40	6%
40 and above but less than 45	7%
45 and above but less than 50	8%
50 and above but less than 55	9%
55 and above but less than 60	10%
60 or more	12%

We calculated the amounts in the Present Value of Accumulated Benefit column in the Pension Benefits table above based on the same assumptions used for financial reporting purposes with respect to the Retirement Plan in our 2011 consolidated financial statements. For each named executive officer, we calculated the present value of his accrued pension benefit as of December 31, 2011, using a discount rate of 4.50% and the RP-2000 combined healthy mortality tables for male and female annuitants, with mortality improvements projected as required by the Pension Protection Act of 2006 for 2012 funding valuations. Benefits were assumed to commence at the earliest unreduced retirement age (62) and to be made in the form of a life annuity. The calculations assume that the named executive officers continue to live and will work until the earliest unreduced retirement age.

We caution that the values reported in the Present Value of Accumulated Benefit column in the table above are hypothetical and are calculated and presented pursuant to SEC regulations and are based on assumptions used in preparing our audited 2011 consolidated financial statements. The Retirement Plan uses a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plan. The change in pension value from year to year is subject to volatility in interest rates and may not represent the value that a named executive officer will actually accrue under the Retirement Plan during any given year when based on the Retirement Plan’s current definition of actuarial present value. As a result, the values in the table above do not represent the value that a named executive officer would receive from the Retirement Plan had he actually retired on December 31, 2011.

Executive Salary Continuation Plan

In addition to their benefits under our Retirement Plan, Mr. Moore and Mr. Ruelle accrued vested benefits for periods of employment prior to their rejoining us as officers in late 2002 and early 2003 under an executive salary continuation plan. Mr. Moore receives an annual benefit of $163,769 under the plan; however, for 2011 only, his payments were $150,147 due to a change in the administration of the plan. The estimated annual benefit payable to Mr. Ruelle under the plan upon retirement at or after age 62 is $16,072.

We calculated the present value of the benefits as of December 31, 2011 for the executive salary continuation plan in the Present Value of Accumulated Benefits column in the Pension Benefits table as a 15-year certain and life annuity using a discount rate of 4.50% and the RP-2000 combined healthy mortality tables for male and female annuitants, with mortality improvements projected as required by the Pension Protection Act of 2006 for 2012 funding valuations. The 15-year certain period was reduced for Mr. Moore to reflect the fact that his benefits are currently in pay status. Mr. Ruelle and Mr. Moore are not accruing additional benefits under the plan as a result of their current employment. Mr. Sterbenz, Mr. Irick, Mr. Ludwig and Mr. Somma are not participants in this plan.

KGE Deferred Compensation Plan

Prior to our acquisition in 1992 of Kansas Gas and Electric Company (“KGE”), KGE permitted certain employees to participate in the KGE Deferred Compensation Plan. Mr. Moore deferred a portion of his compensation from 1983 to 1991. Beginning the first day of the month following the day he attains age 65 or would have attained age 65 had he lived, Mr. Moore or his designated beneficiary will receive supplemental retirement income or survivor payments of $20,525 per month over a fifteen-year period pursuant to the plan. We calculated the value of Mr. Moore’s benefits under this plan as of December 31, 2011. We have reported the benefits under this plan in the table above, and not in the Nonqualified Deferred Compensation table below, because the benefits payable to Mr. Moore are fixed, fully vested, payable to him at his normal retirement age, and not subject to reduction or termination in the event of termination of employment, early retirement, death or disability, which we believe makes these benefits equivalent to pension benefits.

Retirement Benefit Restoration Plan

In 2010, we adopted the Westar Energy, Inc. Retirement Benefit Restoration Plan (“Restoration Plan”) to replace benefits lost under our Retirement Plan because of limitations imposed by the Internal Revenue Code on annual compensation that can be used in calculating pension benefits. Each of the named executive officers is a participant in our Restoration Plan. As a result of having this plan, the retirement benefits for named executive officers are calculated on the same basis as benefits for other covered employees.

Under the terms of our Restoration Plan, the benefit payable will be a monthly amount that is equal to the difference between the monthly amount that is payable to the participant under our Retirement Plan and the monthly amount that would be payable if the Plan were not subject to such limitations. The amount payable under the Restoration Plan will be determined in the form of a straight life annuity over the lifetime of the participant and will commence on the participant’s normal retirement date. We calculated the present value of the benefits as of December 31, 2011 using a discount rate of 4.50% and the RP-2000 combined healthy mortality tables for male and female annuitants, with mortality improvements projected as required by the Pension Protection Act of 2006 for 2012 funding valuations.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information about compensation deferred by the named executive officers.

Name	Aggregate Balance at Last Fiscal Year End ($)
William B. Moore	4,212,615
Larry D. Irick	28,348

The aggregate balance for Mr. Moore is determined by multiplying 146,373 deferred restricted share units (which were previously reported in the Summary Compensation Table for the applicable year) by the closing market price of our common stock on December 31, 2011 of $28.78. The aggregate balance for Mr. Irick is determined by multiplying 778 stock units deferred under a compensation program that was discontinued in 2001 and 207 deferred reinvested dividend equivalents previously earned on restricted share units by the closing market price of our common stock on December 31, 2011 of $28.78. There are no earnings on the restricted share units deferred by Mr. Moore because he did not elect to defer receipt of the dividend equivalents associated with these restricted share units. Discounts related to reinvested dividends on the stock units deferred by Mr. Irick are reported in All Other Compensation in the Summary Compensation Table.

As discussed above under “Pension Benefits” in the paragraph titled KGE Deferred Compensation Plan, we report benefits payable to Mr. Moore under the KGE Deferred Compensation Plan as pension benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments Upon Termination

Mr. Moore.    Mr. Moore retired, effective as of July 31, 2011, and received his base salary and accrued vacation through July 31, 2011, a lump sum payment for accumulated sick leave, and 46,681 shares of our common stock (27,330 net shares after the forfeiture of 19,351 shares for the payment of taxes) as the vesting of a prorated portion of his unvested time-based restricted share units. In addition, Mr. Moore’s outstanding performance-based restricted share units were prorated as of his retirement date, with vesting and payment of the prorated performance-based restricted share units to be made at the end of the performance period based on our total shareholder return for the entire performance period.

Other Named Executive Officers.    If the employment of any named executive officer other than Mr. Moore terminates for any reason, he will receive a lump-sum cash amount equal to the sum of his base salary and any accrued vacation pay through the date of termination, to the extent not previously paid, and a payment for up to one month of accumulated sick leave contingent upon certain conditions being met. Additionally, the named executive officer’s restricted share units will vest on a prorated basis through the date of termination upon a termination due to death, disability or retirement. The term “retirement” means cessation of services as an employee after reaching age 60 with ten years of service.

Potential Payments Upon Change in Control

On August 20, 2005, the board of directors approved change in control agreements for all of the named executive officers, except for Mr. Moore, which were executed in January of 2006 and amended in 2010 as a result of changes in our overall executive compensation programs implemented that year. Documents for restricted share units also contain provisions relating to benefits to be received by officers in the event of a change in control.

Under each officer’s change in control agreement, as amended, the officer is eligible to receive the following benefits if both a change in control occurs, and within three years thereafter, we terminate the officer’s employment without “Cause” or the officer terminates his or her employment for “Good Reason”.

•

a severance payment equal to two times the sum of (1) the officer’s base salary on the date of the change in control or, if higher, the date of termination, (2) the annual amount of the dividend equivalents payable to the officer, based on our annual dividend and the “Annual RSU Grant” (defined as the number of restricted share units awarded under the officer’s most recent annual grant of restricted share units, which is equal to the sum of the number of time-based restricted share units and the target number of performance-based restricted share units), and (3) the value of the officer’s Annual RSU Grant (regardless of conditions for vesting) based on the higher of our stock price at the date of the change in control or the date of termination;

•	a cash payment for accrued vacation and up to thirty days of accumulated sick leave;

•

participation in our (or our successor’s) welfare benefit plans for two years following termination (or until the officer is receiving comparable benefits from a new employer) on the same terms as benefits are provided to officers at the time of termination;

•	a cash payment equal to the actuarial present value of pension plan benefits for two additional years of service; and

•	we (or our successor) will cause directors and officers liability insurance to be provided to the officer for at least five years following termination.

If necessary to avoid excise taxes, the severance payment will be reduced to the maximum amount that can be paid without triggering excise taxes. There are no gross-up payments to executive officers for taxes they incur as a result of receiving change in control payments. We have the right to terminate the change in control agreement with 180 days notice at any time prior to a change in control.

The term “Cause” generally means the officer’s conviction of a felony or crime involving moral turpitude, the officer’s commission of a willful act of fraud or dishonesty with respect to us, the officer’s willful and repeated failure to perform substantially his or her material duties to us, the officer’s engaging in significant activity that is materially harmful to our reputation, or the officer’s breach of his or her fiduciary responsibilities to us or our shareholders.

The term “Change in Control” generally means the sale of all or substantially all of our assets, a person becoming the beneficial owner of 20 percent or more of our outstanding voting securities, a merger or consolidation, or our continuing directors ceasing for any reason to constitute a majority of the board of directors.

The term “Good Reason” generally means any change in an officer’s status as an officer, a reduction in total compensation, any requirement that the officer relocate more than 80 miles to a location outside our Kansas retail electric service territory, or any action that materially and adversely affects the officer’s participation in or reduces the officer’s benefits under any benefit plan.

Under the documents for restricted share units approved in 2010 and 2011, all outstanding time-based and performance-based restricted share units (with the target number of performance-based restricted share units subject to adjustment based on our total shareholder return relative to the total shareholder return for a peer group through the date of the change in control) vest upon a change in control.

In addition to the benefits described above under the change of control agreements, upon termination of employment following a change of control, the named executive officers will receive the amounts described in the preceding section titled “Potential Payments Upon Termination.”

Termination and Change in Control Tables

The tables below show the payments we would make to each of the named executive officers following termination of his employment in various circumstances, including termination following a change in control. We made the following assumptions in calculating the payments to each of the named executive officers:

•	We assumed a termination date of December 31, 2011 as required by the applicable SEC regulations.

•	We made calculations consistent with the terms of his change in control agreement, if applicable, as described above.

•	We assumed each officer had been paid all base salary through the date of termination.

•

We used our closing common stock price on December 30, 2011 ($28.78) to value unvested time-based and performance-based restricted share units and used the target number of performance-based restricted share units (assumed total shareholder return on December 31, 2011 at the median of the peer group).

•

We used the average of the high and low stock price of our common stock on December 30, 2011 $28.915 to determine the Annual RSU Grant (as defined above) value, as required by the terms of the change in control agreements.

•

We used our annual dividend of $1.28 per share on our common stock at December 31, 2011 to calculate dividend equivalents payable in the event of a qualifying termination following a change in control.

•

We omitted payments or benefits we provide to all salaried employees upon termination of employment in the applicable circumstances, including accrued unused vacation and payment for one month of accumulated sick leave contingent upon certain conditions being met.

We also made the following assumptions in calculating the payments to certain of the named executive officers:

•

To calculate pension-related payments, we assumed, in the case of Mr. Ruelle and Mr. Ludwig, no change in pay or pay limits relating to the cash balance formula and we used two years of contribution credits as the present value. In the case of Mr. Sterbenz, Mr. Irick and Mr. Somma, we assumed no change to the actual final average earnings used in the calculation and we used two additional years of pension service in calculating the pension value.

Mark A. Ruelle, President and Chief Executive Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Qualifying Termination After Change in Control ($)
Base Salary						1,300,000
Unvested Restricted Share Units and Performance-Based Restricted Share Units		2,092,335			3,408,847	3,408,847
Annual RSU Grant Value						3,495,534
Dividend Equivalents						154,739
Medical and Welfare Plan Benefits						19,866
Accrued Sick Leave						75,000
Pension Related Payment						137,171

Total		2,092,335			3,408,847	8,591,157

Douglas R. Sterbenz, Executive Vice President and Chief Operating Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Qualifying Termination After Change in Control ($)
Base Salary						930,000
Unvested Restricted Share Units and Performance-Based Restricted Share Units		1,602,211			2,341,910	2,341,910
Annual RSU Grant Value						1,532,495
Dividend Equivalents						67,840
Medical and Welfare Plan Benefits						19,943
Accrued Sick Leave						53,654
Pension Related Payment						112,707

Total		1,602,211			2,341,910	5,058,549

Larry D. Irick, Vice President, General Counsel and Corporate Secretary

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Qualifying Termination After Change in Control ($)
Base Salary						550,000
Unvested Restricted Share Units and Performance-Based Restricted Share Units		833,354			1,273,515	1,273,515
Annual RSU Grant Value						824,078
Dividend Equivalents						36,480
Medical and Welfare Plan Benefits						7,907
Accrued Sick Leave						31,731
Pension Related Payment						86,837

Total		833,354			1,273,515	2,810,548

James J. Ludwig, Executive Vice President, Public Affairs and Consumer Services

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Qualifying Termination After Change in Control ($)
Base Salary						526,000
Unvested Restricted Share Units and Performance-Based Restricted Share Units		820,892			1,231,784	1,231,784
Annual RSU Grant Value						740,224
Dividend Equivalents						32,768
Medical and Welfare Plan Benefits						26,621
Accrued Sick Leave						30,346
Pension Related Payment						61,552

Total		820,892			1,231,784	2,649,295

Anthony D. Somma, Senior Vice President and Chief Financial Officer/Treasurer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Normal Retirement, Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Qualifying Termination After Change in Control ($)
Base Salary						510,000
Unvested Restricted Share Units and Performance-Based Restricted Share Units		412,005			755,158	755,158
Annual RSU Grant Value						707,781
Dividend Equivalents						31,332
Medical and Welfare Plan Benefits						26,390
Accrued Sick Leave						29,423
Pension Related Payment						47,707

Total		412,005			755,158	2,107,791

DIRECTOR COMPENSATION

The following table describes the compensation paid in 2011 to our non-employee directors. Neither Mr. Moore nor Mr. Ruelle received any compensation in his capacity as a director. Compensation paid to each Mr. Moore and Mr. Ruelle in his capacity as an executive officer is presented above.

Name	Fees Earned Or Paid In Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mollie H. Carter	65,500	50,860	51,597	167,957
Charles Q. Chandler IV	55,000	101,720	86,945	243,665
R.A. Edwards III	55,000	50,860	63,131	168,991
Jerry B. Farley	55,000	50,860	16,960	122,820
Richard L. Hawley	10,589	10,122	0	20,711
B. Anthony Isaac	56,500	50,860	0	107,360
Arthur B. Krause	59,500	50,860	1,000	111,360
Sandra A.J. Lawrence	65,500	50,860	32,486	148,846
Michael F. Morrissey	73,000	50,860	1,000	124,860
S. Carl Soderstrom, Jr.	53,500	50,860	0	104,360

(1)	Amounts include annual retainers, paid quarterly, and meeting attendance fees. In 2011, we paid our non-employee directors an annual retainer of $25,000, except the chairman of the board who received an annual retainer of $40,000, an annual retainer of $7,500 for serving as a committee chair, except the chairman of the Audit Committee who received an annual retainer of $12,000, and a fee of $1,500 for each board of directors and committee meeting attended.

(2)	On January 3, 2011, each outside director (other than Mr. Hawley, who was not a director at that time) received 2,000 shares of our common stock and Mr. Chandler received an additional 2,000 shares for his service as chairman of the board. The grant date fair value of the 2,000 shares received by each director other than Mr. Chandler was $50,860 and the grant date fair value of the 4,000 shares received by Mr. Chandler was $101,720. On October 26, 2011, Mr. Hawley received 367 shares (the prorated portion of the annual number of shares), the grant date fair value of which was $10,122. In accordance with Financial Accounting Standards Board Codification Topic 718, we determined the grant date fair values referred to above by multiplying the number of shares by the closing stock price of our common stock on the grant date.

(3)	This column is comprised of the following components:

•	Interest on the aggregate of all compensation deferred in cash using the Prime Rate at the beginning of 2011 plus one percent (4.25%).

•	Dividends on deferred compensation paid in shares of our common stock and on deferred stock.

•	Charitable contribution matching.

Interest on deferred cash compensation was accrued and credited in 2011 to Ms. Carter ($5,935), Mr. Chandler ($33,715), Mr. Edwards ($1,170) and Ms. Lawrence ($5,846).

Dividends on deferred compensation paid in shares of stock and on deferred stock are credited to the director as if they had been reinvested in shares of our common stock at a share price equal to the average of the daily high and low prices of our common stock as reported on the New York Stock Exchange for the three trading days immediately preceding the day the dividend is credited. The directors credited with dividend equivalents were Ms. Carter ($23,062), Mr. Chandler ($52,230), Mr. Edwards ($8,275), Mr. Farley ($16,960) and Ms. Lawrence ($20,383). The directors credited with dividend equivalents on deferred compensation payable in stock were Ms. Carter ($22,600), Mr. Edwards ($33,686) and Ms. Lawrence ($6,257).

Non-employee directors are eligible to participate in our matching gift program on the same terms as our employees. Under this program, we will match on a dollar-for-dollar basis charitable contributions to Kansas colleges and universities made by directors, employees and their spouses up to $1,000 per household each year. In 2011, Mr. Chandler, Mr. Krause, Mr. Moore and Mr.  Morrissey participated in our matching gift program.

Election to be Paid in Stock

A non-employee director may elect to have all or a portion of any cash fees paid in stock rather than cash in accordance with our Long Term Incentive and Share Award Plan. If a director elects to receive retainers and attendance fees in shares of our common stock, the number of shares to be distributed to a director in lieu of cash compensation is determined by dividing the elected dollar amount of cash compensation by the average of our high and low common stock price on the last day of the immediately preceding quarter (or, if such day was not a trading day, on the next preceding day the shares were traded) as reported on the New York Stock Exchange Composite Listing.

Election to Defer Compensation

A non-employee director may elect to defer payment of cash fees or stock in accordance with the provisions of our Non-Employee Director Deferred Compensation Plan. If a director elects to receive retainers and attendance fees in shares of our common stock, and defers receipt of such shares, dividends earned on such deferred shares are reflected under the column “All Other Compensation.”

Reimbursements

We reimburse directors for travel and other out-of-pocket expenses incurred by them that are incidental to attending meetings. We also reimburse directors for reasonable expenses relating to ongoing director education. In addition, we provide liability insurance to our directors under our directors and officers insurance policies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee members has ever been an officer or employee of the Company, is or was a participant in a reportable “related person” transaction in 2011, or is an executive officer of another entity at which one of our executive officers serves on the board of directors. Please see “Corporate Governance Matters—Policies and Procedures for Approval of Related Person Transactions” above for a description of our policy on related person transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the total shares of our common stock that may be received by holders of restricted share units and options upon the vesting of restricted share units and the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the restricted share units and stock options currently outstanding.

Plan Category	Number Of Shares To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (#)(1)	Number Of Shares Remaining And Available For Future Issuance (#)
Long Term Incentive and Share Award Plan (the only equity compensation plan approved by our shareholders)	1,517,059	3,713,432
Any equity compensation plans not approved by our shareholders	0	0

Total	1,517,059	3,713,432

(1)	Includes shares issuable with respect to time-based and performance-based restricted share units, reinvested dividend equivalents, deferred restricted share unit grants, stock for compensation share units, director stock awards and deferred director retainer and meeting fees payable in stock.

ITEM 2 ON THE PROXY CARD

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with an advisory vote on executive compensation (a “say-on-pay” vote). The say-on-pay vote is an advisory (non-binding) vote on the 2011 compensation of our named executive officers as disclosed in this proxy statement in accordance with Securities Exchange Commission rules.

As described in detail in the Compensation Discussion and Analysis section above, we believe our executive compensation program provides a competitive total compensation opportunity, provides for individual officer performance to be appropriately compensated and strongly aligns the interests of our officers and shareholders. Other than long-term incentives related to the recent promotions of Mr. Ruelle and Mr. Somma, half of our officers’ annual long-term incentive compensation is now measured by our total shareholder return relative to a peer group. Because we do not provide an annual cash incentive, long-term incentives make up a larger percentage of the annual target total compensation of our officers compared to those of our peers.

We seek your advisory vote on the compensation of our named executive officers as described above under “Compensation Discussion and Analysis” and under “Compensation of Executive Officers.” The vote applies only with respect to our named executive officers, and not to our directors’ compensation. This say-on-pay vote is not intended to address any specific element of compensation, but rather the compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Compensation Committee. Nevertheless, our Compensation Committee and our board of directors value the input of our shareholders and will review the voting results and consider them when making decisions in the future regarding our executive compensation program.

Accordingly, we invite you to vote on the following resolution at the 2012 Annual Meeting of Shareholders.

RESOLVED, that the shareholders of Westar Energy, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of

Regulation S-K, including the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in Westar Energy, Inc.’s 2012 annual meeting proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3 ON THE PROXY CARD

RATIFICATION AND CONFIRMATION OF DELOITTE & TOUCHE LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

Deloitte & Touche LLP has acted as our independent registered public accounting firm since 2002. In February 2012, the Audit Committee appointed Deloitte & Touche LLP to act as our independent registered public accounting firm and to examine our consolidated financial statements, and those of our subsidiaries, for the year ending December 31, 2012 and the effectiveness of our internal control over financial reporting as of December 31, 2012. You are being asked to ratify and confirm that appointment at the annual meeting.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of Deloitte & Touche LLP is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

Independent Registered Accounting Firm Fees

The aggregate fees, including expenses, of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
Audit fees(1)	$2,054,224	$1,880,918
Audit-related fees(2)	107,337	105,350

Total audit and audit-related fees	2,161,561	1,986,268
Tax fees	0	0

Total fees(3)	$2,161,561	$1,986,268

(1)	Audit fees for 2011 include $1,814,307 relating to the audit of our annual consolidated financial statements, the audit of our subsidiary’s annual financial statements, reviews of quarterly financial statements, and the audit of our internal control over financial reporting; $132,095 for an assessment regarding international financial reporting standards; $72,588 for audit services relating to a Department of Energy Smart Grid Grant; $12,600 relating to an annual review of transfer agent functions performed by our Shareholder Services department; $12,019 relating to services provided in connection with certain securities filings; $6,300 relating to procedures performed in connection with a filing made to a state regulatory agency; and $4,315 relating to interpretations of rules and standards.

Audit fees for 2010 include $1,729,841 relating to the audit of our annual consolidated financial statements, the audit of our subsidiary’s annual financial statements, reviews of quarterly financial statements, and the audit of our internal control over financial reporting; $104,641 relating to services provided in connection with certain securities filings; $12,300 relating to an annual review of transfer agent functions performed by our Shareholder Services department; $27,638 relating to interpretation of rules and standards; and $6,498 relating to procedures performed in connection with a filing made to a state regulatory agency.

(2)	Audit-related fees for 2011 include $107,337 relating to the audit of the financial statements of employee benefit plans.

Audit-related fees for 2010 include $105,350 relating to the audit of the financial statements of employee benefit plans.

(3)	For 2011 and 2010, each of the permitted non-audit services were pre-approved by the Audit Committee or the Audit Committee’s chairman pursuant to authority delegated by the Audit Committee, other than de minimis non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the SEC.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent registered public accounting firm before the firm is engaged to render these services. The Audit Committee may consult with management in making its decision, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the persons designated present the pre-approvals to the full committee at the next committee meeting.

In 2004, the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy authorizes the chairman of the Audit Committee to pre-approve the retention of the independent registered public accounting firm for audit-related and permitted non-audit services not contemplated by the engagement letter for the annual audit, provided that: (a) these services are approved no more than thirty days in advance of the independent registered public accounting firm commencing work; (b) the fees to be paid to the independent registered public accounting firm for services related to any single engagement do not exceed $50,000; and (c) the chairman advises the Audit Committee of the pre-approval of the services at the next meeting of the Audit Committee following the approval.

The Audit Committee will periodically assess the suitability of our independent registered public accounting firm, taking into account all relevant fees and circumstances, including the possible consideration of the qualifications of other accounting firms.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION AND CONFIRMATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The SEC’s rules require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based solely on our review of the reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, we believe that, during the fiscal year ended December 31, 2011, all required filings applicable to our executive officers, directors and owners of more than ten percent of our common stock were made and that such persons were in compliance with the Exchange Act requirements.

Shareholder Proposals

Proposals for Inclusion in the Proxy Statement.    The 2013 Annual Meeting of Shareholders is scheduled to be held on May 16, 2013. Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2013 Annual Meeting of Shareholders, shareholder proposals must be received by our Corporate Secretary no later than December 6, 2012, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.    In addition, our articles of incorporation establish an advance notice procedure with regard to certain matters, including shareholder proposals not intended to be included in the Company’s proxy materials mailed to shareholders, to be brought before an annual meeting of shareholders. In general, notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, such a proposal will need to be received between February 15, 2013, and March 17, 2013, to be presented at the Company’s 2013 Annual Meeting of Shareholders.

If a shareholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the proposal will not be presented for a vote at such meeting.

Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating and Corporate Governance Committee.    If a shareholder wishes the Nominating and Corporate Governance Committee to consider an individual as a candidate for election to the board of directors, the shareholder must submit a proper and timely request as follows:

•

Timing.    The shareholder must provide the Nominating and Corporate Governance Committee written notice by no later than October 1 of the year prior to the annual meeting of shareholders at which the candidate would seek to be elected.

•	Information. The shareholder’s notice must include the following information:

•	The name and address of the shareholder making the submission and the name, address and telephone number of the candidate to be considered;

•

The class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder making the submission, a description of all arrangements or understandings between the shareholder and the candidate with respect to the candidate’s nomination and election as a director, and an executed written consent of the candidate to serve as a director of the Company if so elected;

•	A copy of the candidate’s resume and references; and

•

An analysis of the candidate’s qualifications to serve on the board of directors and on each of the board’s committees in light of the criteria set forth in our Corporate Governance Guidelines and established by the Nominating and Corporate Governance Committee (including all regulatory requirements incorporated by references therein).

Shareholder Nominations Made at the Annual Meeting of Shareholders.    The Company’s articles of incorporation provide that shareholders may nominate persons for election as directors and have such nominees’ names included on the ballot distributed at the annual meeting by providing our Corporate Secretary written notice not less than 60 days nor more than 90 days prior to the annual meeting. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the board of directors. Such a nomination will need to be received between February 15, 2013, and March 17, 2013, to be presented at the Company’s 2013 Annual Meeting of Shareholders.

If a shareholder who has notified the Company of his intention to make a nomination at an annual meeting does not appear or send a qualified representative to make his nomination at such meeting, the nominee will not be included on the ballot distributed at the meeting.

Annual Report to Shareholders

Our Annual Report to Shareholders for the year ended December 31, 2011 will be mailed to shareholders who have elected to receive copies on or about April 5, 2012 and is also available for viewing on the Internet at www.westarenergy.com/proxy. The Annual Report contains financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Other Business

Under the laws of Kansas, where we are incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareholders has been given. We do not expect any business to come up for shareholder vote at the meeting other than the items identified in this notice and proxy statement. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.

No Incorporation by Reference

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC. The information contained on our Internet website is not part of this document.

Questions

If you have any questions or need more information about the annual meeting, write to:

Westar Energy, Inc.
P.O. Box 750320
Topeka, Kansas 66675-0320
Attention: Shareholder Services

or call us at (800) 527-2495 or (785) 575-6394.

Notices and Requests

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, and all requests and other notices that we have stated you should direct to our Corporate Secretary should be sent to:

Westar Energy, Inc.

818 S. Kansas Avenue

Topeka, Kansas 66612

Attention: Corporate Secretary

By Order of the Board of Directors,

Larry D. Irick Vice President, General Counsel and Corporate Secretary

Topeka, Kansas
March 30, 2012

Westar Energy, Inc.

Appendix A

To

Notice and Proxy Statement

Companies Included in the Towers Watson

2010 Energy Services Industry Executive Compensation Database

AEI Services

Allegheny Energy

Allete

Alliant Energy

Ameren

American Electric Power

Areva

ATC Management

Atmos Energy

Avista

BG US Services

Black Hills Power and Light

California Independent System

Operator

Calpine

CenterPoint Energy

CH Energy Group

Cleco

CMS Energy

Colorado Springs Utilities

Consolidated Edison

Constellation Energy

Covanta Holdings

CPS Energy

DCP Midstream

Direct Energy

Dominion Resources

DPL

DTE Energy

Duke Energy

E.ON U.S.

Edison International

El Paso Corporation

Electric Power Research Institute

Enbridge Energy

Energen

Energy Future Holdings

Energy Northwest

Entergy

EPCO

ERCOT

Exelon

FirstEnergy

First Solar

FPL Group

GDF SUEZ Energy North America

Hawaiian Electric

IDACORP

Integrys Energy Group

ISO New England

Kinder Morgan

LES

Lower Colorado River Authority

MDU Resources

Midwest Independent Transmission System Operator

Mirant

New York Independent System Operator

New York Power Authority

Nicor

Northeast Utilities

NorthWestern Energy

NRG Energy

NSTAR

NV Energy

NW Natural

OGE Energy

Oglethorpe Power

Omaha Public Power

Pacific Gas & Electric

Pepco Holdings

Pinnacle West Capital

PJM Interconnection

PNM Resources

Portland General Electric

PPL

Progress Energy

Proliance Holdings

Public Service Enterprise Group

Puget Energy

Regency Energy Partners LP

RRI Energy

Salt River Project

Santee Cooper

SCANA

Sempra Energy

Southern Company Services

Southern Maryland Electric Cooperative

Southern Union Company

Southwest Power Pool

Spectra Energy

STP Nuclear Operating

Targa Resources

Tennessee Valley Authority

TransCanada

UIL Holdings

UniSource Energy

Unitil

Vectren

Westar Energy

Westinghouse Electric

Wisconsin Energy

Wolf Creek Nuclear

Xcel Energy

A-1

Vote by Telephone
Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone, and follow the simple instructions to record your vote.
Vote by Internet
Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230.

VOTE BY TELEPHONE Call Toll-Free using a touch-tone telephone: 1-888-693-8683	VOTE BY INTERNET Access the Website and cast your vote: www.cesvote.com	VOTE BY MAIL Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not send your proxy by mail.
è

i  Please fold and detach card at perforation before mailing.  i

WESTAR ENERGY, INC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2012.

Mark A. Ruelle, Anthony D. Somma and Larry D. Irick, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at the Westar Energy, Inc. Annual Meeting of Shareholders to be held on May 17, 2012, or at any adjournment or postponement thereof, and to vote, as indicated on the reverse side, the shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if personally present at said meeting. If no direction is given, the shares will be voted as recommended by the Board of Directors as indicated on the reverse side. The above named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment or postponement thereof, in accordance with their best judgment. This proxy also provides voting instructions to the plan administrator for shares held by the undersigned in the Westar Energy, Inc. 401(k) Employees’ Savings Plan.

Signature(s)

Signature(s)
Date: , 2012
Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please sign and date this proxy where indicated above before mailing.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.

Notice of Annual Meeting of Shareholders

WESTAR ENERGY, INC.

2012 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of four Class I directors, to provide an advisory vote to approve named executive officer compensation, to ratify and confirm the appointment of our independent registered public accounting firm and such other business as may properly come before the meeting, or any adjournment thereof.

Thursday, May 17, 2012

10:00 a.m. Central Daylight Saving Time

The Shawnee Room at the Maner Conference Center

Located at the southeast corner of 17th Street and Western Avenue

Topeka, KS 66612

Please Admit	Non-Transferable

h Please fold and detach Admission Ticket here. h

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be available in both PDF and HTML format. There is no cost to you for this service other than any charges imposed by your Internet provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Westar Energy’s Shareholder Services in writing at PO Box 750320, Topeka, KS 66675-0320.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

i Please fold and detach card at perforation before mailing. i

Westar Energy, Inc.	Proxy

All shares, including full and partial shares of stock credited to your Direct Stock Purchase Plan account, will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such proxy will be voted as recommended by the board of directors.

The Board of Directors recommends a vote FOR the four nominees listed below.

  1. Election of four Class I directors to serve for a term of three years:

(1) Charles Q. Chandler IV	(2) R.A. Edwards III	(3) Sandra A.J. Lawrence	(4) Michael F. Morrissey

☐ FOR all nominees (except as marked to the contrary above)	☐ WITHHOLD authority to vote for all nominees listed

To withhold authority to vote for one or more individual nominees, strike a line through such nominee’s name(s) above.

The Board of Directors recommends a vote FOR proposals 2 and 3.

2.	Advisory vote to approve named executive officer compensation	☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Ratification and confirmation of Deloitte & Touche LLP as our independent registered public accounting firm for 2012	☐ FOR	☐ AGAINST	☐ ABSTAIN

☐	I / We consent to access future annual reports, proxy statements and other proxy soliciting material over the Internet as described above.

☐	I / We will attend the Annual Meeting to be held in Topeka, Kansas.

IMPORTANT—Please sign and date on the reverse side and return promptly.